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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2019

Dear Shareholder:

        You are cordially invited to attend the 2019 annual general meeting of shareholders (the "annual meeting") of Sirius International Insurance Group, Ltd. (the "Company"), on May 23, 2019, at 8:30 a.m. local time at the Hamilton Princess, 76 Pitts Bay Road, Pembroke, Bermuda. At the annual meeting, you will be asked to vote on the election of the seven directors named in this proxy statement to the Company's Board of Directors (our "Board") and other matters described in the accompanying proxy materials.

YOUR VOTE IS IMPORTANT

        Your vote is important, and all shareholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, you are encouraged to submit your proxy as soon as possible. On or about April 5, 2019, we will mail a notice to our shareholders containing instructions on how to access our proxy materials and submit their proxy electronically over the Internet. The notice also includes instructions on how you can receive a paper copy of your proxy materials.

        Our Board recommends that you vote "FOR" the election of its nominees named in this proxy statement, "FOR" Proposals 2 and 4 and "ONE YEAR" on Proposal 3.

        Our Board is deeply committed to the Company, its shareholders and enhancing shareholder value. We look forward to seeing you at the annual meeting.

Sincerely,

Meyer (Sandy) Frucher	Kernan (Kip) V. Oberting
Interim Chairman of the Board	Chief Executive Officer

April 5, 2019

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2019

TO OUR SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN that the annual general meeting of shareholders of Sirius International Insurance Group, Ltd. (the "Company"), will be held on May 23, 2019, at 8:30 a.m. local time at the Hamilton Princess, 76 Pitts Bay Road, Pembroke, Bermuda, to consider the following matters, as more fully described in the proxy statement accompanying this notice:

          1.     the election of the seven directors named in the proxy statement accompanying this notice to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

          2.     the advisory vote to approve the compensation of the Company's named executive officers;

          3.     the advisory vote to approve the frequency of future shareholder advisory votes on the compensation of the Company's named executive officers;

          4.     to approve (i) the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered certified public accounting firm for the year ending December 31, 2019 and (ii) the ratification of the determination of PwC's remuneration by the Audit & Risk Management Committee of the Board;

          5.     to receive the audited financial statements (together with the auditor's report) of the Company for the years ended December 31, 2018 and December 31, 2017 pursuant to the provisions of the Bermuda Companies Act 1981, as amended, and the Company's bye-laws; and

          6.     the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

        Shareholders of record at the close of business on March 29, 2019 are entitled to notice of and to vote at our annual meeting and any adjournment or postponement thereof. All shareholders are cordially invited to attend the meeting in person.

YOUR VOTE IS IMPORTANT.

        Whether or not you plan to attend the meeting, you are encouraged to submit your proxy as soon as possible. You may vote your shares by Internet, telephone or mail pursuant to the instructions included on the proxy card or voting instruction card. If you attend the annual meeting in person and want to revoke your previously submitted proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the annual meeting.

        You can find detailed information regarding voting in the section entitled "General Information" on pages 1 through 5 of the accompanying proxy statement.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2019. The Company's notice of the annual meeting, proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are available on the Internet at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Lisa M. Tanzi Secretary
April 5, 2019

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

14 Wesley Street
Hamilton HM 11, Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2019

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is furnished to shareholders of Sirius International Insurance Group, Ltd. (the "Company," "Sirius Group," "we," "our" or "us"), in connection with the solicitation of proxies by our Board of Directors (our "Board") for use at our 2019 annual general meeting of shareholders to be held on May 23, 2019, and at any adjournment or postponement thereof (our "annual meeting"). Our annual meeting will be held at 8:30 a.m. local time at the Hamilton Princess, 76 Pitts Bay Road, Pembroke, Bermuda. This proxy statement and the accompanying proxy card are first being sent or given to shareholders on or about April 5, 2019.

Q.    Why am I receiving these materials?

A.
We are providing this proxy statement because our Board is soliciting your proxy to vote at our annual meeting. This proxy statement summarizes the information you need to vote at our annual meeting. You do not need to attend our annual meeting to vote your shares.

Q.    Why did the Company mail a Notice of Internet Availability of Proxy Materials instead of printed copies of the materials?

A.
The Securities and Exchange Commission ("SEC") has adopted rules that allow proxy materials to be posted to the Internet and provide only the notice to shareholders. We have elected to provide access to our proxy materials over the Internet, and accordingly have sent the notice to our shareholders of record and beneficial owners. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so. In addition, the notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. The notice also instructs you on how to submit your proxy electronically over the Internet or by mail.

Q.    What proposals will be voted on at our annual meeting?

A.
Shareholders will vote on four proposals at our annual meeting:

•
the election of seven directors named in this proxy statement to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

•
the advisory vote to approve the compensation of our named executive officers (the "say-on-pay proposal");

•
the advisory vote to approve the frequency of future shareholder advisory votes on the compensation of our named executive officers (the "say-on-frequency proposal"); and

•
the approval of (i) the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent registered certified public accounting firm for the year ending December 31, 2019 and (ii) the ratification of PwC's remuneration as determined by the Audit & Risk Management Committee of the Board (the "auditor approval proposal").

Q.    Will any other matters be considered at our annual meeting?

A.
In addition to the proposals listed above, in accordance with the Bermuda Companies Act 1981, as amended, and the bye-laws of the Company, the Company's audited financial statements for the years ended December 31, 2018 and December 31, 2017 will be presented at the annual meeting. The Board has approved these statements.

        We will also consider other business, if any, that properly comes before our annual meeting.

Q.    How does our Board recommend that shareholders vote on the proposals?

A.
Our Board recommends that shareholders vote "FOR" the election of the director nominees named in this proxy statement, "FOR" the say-on-pay proposal, "ONE YEAR" on the say-on-frequency proposal, and "FOR" the auditor approval proposal.

Q.    Who is entitled to vote?

A.
The record date for our annual meeting is the close of business on March 29, 2019 (the "record date"). As of the record date, 115,262,302 common shares, par value $0.01 per share, were outstanding. In addition, 11,901,670 Series B preference shares, par value $0.01 per share, were outstanding on the record date. Holders of record of our common shares and Series B preference shares as of the record date will be entitled to notice of and to vote at our annual meeting or any adjournment or postponement thereof. Each holder of common shares is entitled to one vote for each common share held on the record date. Each holder of Series B preference shares is entitled to the number of votes equal to the number of common shares into which the preference shares are then convertible as of the record date. As of the record date, each share of Series B preference shares is convertible into one common share.

Q.    What do I need for admission to our annual meeting?

A.
Admittance is limited to shareholders of the Company. If you are the shareholder of record, your name will be verified against the list of shareholders prior to your admittance to our annual meeting. You should be prepared to present photo identification for admission at our annual meeting. If you hold your shares in street name, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned our common shares or Series B preference shares as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee or other similar evidence of ownership as of the record date, as well as your photo identification, for your admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to our annual meeting. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend our annual meeting, you may not vote in person at our annual meeting unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).

Q.    How can I vote my shares without attending our annual meeting?

A.
If you hold shares directly as the shareholder of record, you may vote in person at the annual meeting or by proxy. In most instances, you will be able to vote by proxy over the Internet, by telephone or by mail. Please refer to the summary instructions and those included on your proxy card. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting.

  •
  Via the Internet—You may vote by proxy on the Internet up until 11:59 p.m. U.S. Eastern Time the day before the annual meeting. The website for Internet voting is www.proxyvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

  •
  By Telephone—You may vote by proxy up until 11:59 p.m. U.S. Eastern Time the day before the annual meeting by using the toll-free number listed on your proxy card or Voting Instruction Form. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

  •
  By Mail—Mark, sign and date your proxy card or Voting Instruction Form and return it in the postage-paid envelope provided. Proxies submitted by mail should be received by the close of business on the day prior to the date of our annual meeting.

  •
  Voting in Person at the Annual General Meeting—If you attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in "street name" by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares authorizing you to vote at the annual meeting. Submitting your vote by proxy will not affect your right to attend the annual meeting and to vote in person.

We Encourage You to Vote via the Internet.

        If you hold shares beneficially in street name, you may direct your vote in the manner prescribed by your broker, bank or other nominee or, if you obtain a legal proxy from your broker, bank or other nominee, you may vote in person at the annual meeting. Please refer to the voting instruction card included by your broker or nominee.

Q.    Can I change my vote or revoke my proxy?

A.
You may change your vote or revoke your proxy at any time before it is voted at our annual meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by:

•
delivering to us a written notice of revocation of your proxy c/o Secretary, Sirius International Insurance Group, Ltd., 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda;

•
delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

•
attending our annual meeting and voting in person.

  Attendance at our annual meeting will not, by itself, revoke a proxy.

  If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at our annual meeting, your vote in person at our annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).

Q.    What constitutes a quorum?

A.
At the annual meeting, two or more persons present or represented by proxy in excess of 50% of the total issued voting shares in the Company constitutes a quorum. Also, broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the annual meeting, as further described below under "What is a broker non-vote?" and "How will my shares be voted if I return a blank proxy card or a blank voting instruction card?"

Q.    What is a broker non-vote?

A.
Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain "routine" matters even if they do not receive timely voting instructions from the beneficial owner. With respect to "non-routine" matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the annual meeting is the auditor approval proposal (Proposal Four). The remaining proposals to be presented at the annual meeting are considered non-routine.

        A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Four, such shares will be considered present at the annual meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the annual meeting. Broker non-votes will have no impact on the voting results of Proposals One, Two or Three.

Q.    What vote is required to approve each matter to be considered at our annual meeting?

A.
Election of Directors (Proposal One). Our bye-laws provide for a majority voting standard for the election of directors in uncontested elections. Each director will be elected by the affirmative vote of a majority of the votes cast with respect to such director. A "majority of the votes cast" means that the number of votes cast "FOR" a candidate for director exceeds the number of votes cast "AGAINST" that director. An abstention or a broker non-vote on Proposal One will not have any effect on the election of directors, as abstentions and broker non-votes are not considered votes cast.

  Say-on-Pay Proposal (Proposal Two). Proposal Two asks our shareholders to approve, on an advisory basis, the compensation of the Company's named executive officers. The affirmative vote of a majority of the votes cast at the annual meeting is required for approval of Proposal Two. An abstention or broker non-vote will not have any effect on the voting results of Proposal Two. Proposal Two is an advisory vote only, and, therefore, it will not bind the Company or our Board. However, our Board and the Compensation Committee will consider the voting results, as appropriate, when making future decisions regarding executive compensation.

  Say-on-Frequency Proposal (Proposal Three). Proposal Three asks our shareholders to approve, on an advisory basis, the frequency of future shareholder advisory votes on the compensation of our named executive officers as either every one year, two years or three years. The affirmative vote of a majority of the votes cast at the annual meeting is required to approve every one year, two years, or three years as the shareholders' recommended frequency on this Proposal. However, if none of the options receives the vote of a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our shareholders. Proposal Three is an advisory vote only, and, therefore, it will not bind the Company or our Board. Our Board may decide that it is in the best interest of our shareholders to hold the advisory vote on the compensation of our named executive officers more or less frequently than the option recommended by our shareholders. However, our Board and the Compensation Committee will consider the voting results, as appropriate, when determining the frequency of such future votes. An abstention or broker non-vote on Proposal Three will have no effect on the voting results.

  Auditor Approval Proposal (Proposal Four). The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of Proposal Four. An abstention will have no effect on the voting results of Proposal Four. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Four.

Q.    What is the deadline for submitting a proxy?

A.
To ensure that proxies are received in time to be counted prior to our annual meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. U.S. Eastern Time on the day before our annual meeting (or if our annual meeting is adjourned, by 11:59 p.m. U.S. Eastern Time on the day before which our annual meeting is reconvened), and proxies submitted by mail should be received by the close of business on the day prior to the date of our annual meeting.

Q.    What does it mean if I receive more than one proxy card?

A.
If you hold your shares in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at our annual meeting, we recommend that you vote every proxy card that you receive.

Q.    How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

A.
If you are a holder of record of our common shares or Series B preference shares and you sign and return a proxy card without giving specific voting instructions, your shares will be voted:

•
"FOR" the election of each of the seven nominees for director named in this proxy statement;

•
"FOR" the approval of the say-on-pay proposal;

•
every "ONE YEAR" on the say-on-frequency proposal; and

•
"FOR" the auditor approval proposal.

  If you hold your shares in street name via a broker, bank or other nominee and sign and return a blank voting instruction card, your shares:

  •
  will be counted as present for purposes of establishing a quorum;

  •
  will be voted in accordance with the broker's, bank's or other nominee's discretion on "routine" matters, which includes only the auditor approval proposal (Proposal Four);

  •
  will not be counted in connection with the election of directors (Proposal One), the say-on-pay proposal (Proposal Two), the say-on-frequency proposal (Proposal Three), or any other non-routine matters that are properly presented at the annual meeting. For each of these proposals, your shares will be treated as "broker non-votes." A broker non-vote will have no impact on the voting results of Proposals One, Two or Three.

        Our Board knows of no matter to be presented at our annual meeting other than the election of directors, the say-on-pay proposal, the say-on-frequency proposal and the auditor approval proposal. If any other matters properly come before our annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

General

        Sirius Group's global strategy is overseen by the Board of Sirius Group. Our Board is currently composed of seven directors. The number of members on our Board may be fixed by a majority vote of the members of our Board. Our directors are elected annually to serve until the next annual meeting of shareholders, and each will hold office until his or her successor has been duly elected or appointed or his or her office is otherwise vacated.

        Our Board nominated each of the persons named below (collectively, the "Board Nominees") for election to our Board at our annual meeting. All of the Board Nominees currently serve on our Board, have consented to be named in this proxy statement and have agreed to serve, if elected, until the 2020 annual general meeting of shareholders and until their successors have been duly elected or appointed. Unless otherwise instructed, the proxy holders will vote the shares represented by proxies received by them "FOR" each of the Board Nominees.

Board Nominees

Name	Age	Primary Occupation
Kernan (Kip) V. Oberting	49	Chief Executive Officer ("CEO") and President, Sirius Group
Laurence Liao	48	CEO of CMIG International Holdings Pte. Ltd. ("CMIG International")
Robert L. Friedman	59	Former CEO and Chief Investment Officer of Savannah-Baltimore Capital Management, LLC
Meyer (Sandy) Frucher*	72	Vice Chairman of Nasdaq, Inc.
Alain M. Karaoglan	56	Former Chief Operating Officer ("COO") of Voya Financial, Inc.
Rachelle C. Keller	56	Former COO for the Prime, Futures and Securities Services division of Citigroup, NA
James (Jim) B. Rogers, Jr.	76	Private Investor

*
Interim Chairman of the Board since February 2019.

        Mr. Oberting was recently appointed as the CEO of Sirius Group on February 9, 2019, and became a director on February 28, 2019. He also serves as the President of Sirius Group, a role he has held since September 2018. He was previously the Chief Financial Officer of Sirius Group and President, Sirius Capital Markets, Inc. Mr. Oberting was appointed Chief Financial Officer of Sirius Group in April 2016. Prior to that, Mr. Oberting served as a Senior Partner of White Mountains Capital, Inc. from July 2012 until April 2016. Mr. Oberting was appointed as the President of Sirius Capital Markets, Inc. in January 2015. From 2008 to 2012, Mr. Oberting was the founder and Managing Member of Oakum Bay Capital (f/k/a KVO Capital Management). From 2004 to 2008, Mr. Oberting served as Executive Vice President and Chief Financial Officer of Montpelier Re Holdings, Ltd. Mr. Oberting previously worked for White Mountains entities from 1995 to 2004 in various capacities. Prior to White Mountains, Mr. Oberting was a trader at CS First Boston (Japan) from 1993 to 1995.

        Mr. Liao has served as a representative of CMIG International on the Board of Sirius Group since April 2016. Mr. Liao has served as Chief Executive Officer and director of CMIG International, an international private investment company, since December 2014, and as a director of CM Bermuda since July 2015. Mr. Liao has also served as Assistant President of China Minsheng Investment Group Corp., Ltd. since October 2014, and as Chief Executive Officer and director of CMIG International Capital Limited since February 2015. From April 2004 to September 2014, Mr. Liao served in various positions culminating in the role of Vice President of Corporate Bank Department of Head Office of China Minsheng Banking Corp., Ltd., a private financial institution engaged in the corporate, institutional and personal banking sectors in China. Mr. Liao has served as a director of China Medical & HealthCare Group Limited since June 2016. From May 2015 to November 2017, Mr. Liao also served as a director of New Universe Environmental Group Limited.

        Mr. Friedman has served as a director of Sirius Group since August 2016. He served as the Chief Executive Officer and Chief Investment Officer of Savannah-Baltimore Capital Management, LLC, an investment firm, from 2005 until 2007. In 1988, Mr. Friedman joined the Mutual Series Funds as an insurance analyst, and later served as a Vice President. From 1996 until 2001, Mr. Friedman served as Senior Vice President of Franklin Mutual Series Funds, as well as a Portfolio Manager and, from 1998 to 2000, as Chief Investment Officer. He has a B.A. from Johns Hopkins University, an M.B.A. from the University of Pennsylvania's Wharton School and an A.L.M. from Harvard University Extension School.

        Mr. Frucher has served as a director of Sirius Group since August 2016. He is Vice Chairman of Nasdaq, Inc., a corporation that owns and operates the Nasdaq Stock Market, a position he has held since 2008. Mr. Frucher also serves as a director of The Options Clearing Corporation, a position he has held since 2000. From 1998 to 2008, Mr. Frucher served as Chairman and Chief Executive Officer of the Philadelphia Stock Exchange. Mr. Frucher has also served in various government positions, including as the chief labor negotiator for New York State, Chief Executive Officer of Battery Park City Authority and Chief Executive Officer of the School Construction Authority. He received a B.A. from Columbia University and a M.P.A. from the John F. Kennedy School of Government, Harvard University.

        Mr. Karaoglan became a director of Sirius Group on November 5, 2018. Mr. Karaoglan previously served as the Chief Operating Officer of Voya Financial, Inc. ("Voya"), a financial, retirement, investment and insurance company, a position he had held from 2012 until 2018, and from 2011 to 2012, Mr. Karaoglan also served as Executive Vice President, Finance and Strategy of Voya. He brings extensive leadership experience in global insurance and investment management companies to the Board. Prior to joining Voya, Mr. Karaoglan was Senior Vice President, Divestiture, for AIG from 2009 to 2011. Prior to AIG, from 2007 to 2009, Mr. Karaoglan was Managing Director, Equity Research, for Banc of America Securities LLC. From 2000 to 2007, he was Managing Director, North American Equity Research, at Deutsche Bank Securities Inc. Previously, from 1997 to 2000, he was an equity research analyst at Donaldson Lufkin & Jenrette after being in investment banking for approximately 10 years (1988-1997) at First Boston Corporation and, as a Managing Director at Bear Stearns. Mr. Karaoglan received his bachelor's degrees, both magna cum laude, in business administration and economics from Pepperdine University, and received his M.B.A. from Dartmouth College's Tuck School of Business.

        Ms. Keller became a director of Sirius Group on November 5, 2018. Ms. Keller previously served as a Managing Director for Citibank, NA ("Citi"), the consumer division of financial services multinational Citigroup, from 2011 to 2018 and as Global Chief Operating Officer for Prime, Futures and Securities Services from 2014 to 2018. Prior to these positions, Ms. Keller was the Managing Director, Global Head of Costing and Analytics at Citi from 2011 to 2013. She has also worked for Fidelity Investment, LLC and JP Morgan Chase earlier in her career. Ms. Keller is a Certified Public Accountant, although currently inactive. She is a member of Arkansas State University's Founder's Circle, where she graduated with a bachelor's degree in accounting.

        Mr. Rogers became a director of Sirius Group on November 5, 2018. Mr. Rogers is an active author, financial commentator and international investor. He currently serves on the Board of four publicly traded funds operated by Virtus Investment Partners, as well as the Board of PJSC PhosAgro, Spanish Mountain Gold Limited, Geo Energy Resources Limited, Sinofortune Financial Holdings Limited and Ananti, Inc. Mr. Rogers previously co-founded the Quantum Fund, is the author of several books, and also is a financial commentator worldwide. He has been frequently featured in Time, The Washington Post, The New York Times, Barron's, Forbes, Fortune, The Wall Street Journal and many other media outlets worldwide. He has previously served as a professor of finance at the Columbia University Graduate School of Business. Mr. Rogers graduated from Yale University in 1964 with a bachelor's degree in history and from Oxford University in 1966 with a second bachelor's degree in philosophy, politics and economics.

Board Membership Considerations

        When considering whether the Board Nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Sirius Group Board to satisfy its oversight responsibilities effectively in light of the business and structure of Sirius Group, the Board focused primarily on each person's background and experience as reflected in the information discussed in each of the directors' individual biographies set forth above. In particular, the members of our Board considered the following important characteristics, among others:

  •
  Mr. Oberting—our Board considered his extensive knowledge of Sirius Group's business, having served as its CEO and President presently and as CFO in the past, among other roles, and his overall reputation and experience in the insurance and reinsurance industry.

  •
  Mr. Liao—our Board considered his position as Chief Executive Officer of CMIG International, a leading international private investment group and the 100% owner of CM Bermuda, the sole holder of Sirius Group common shares prior to Sirius Group's merger with Easterly Acquisition Corp., which resulted in Sirius Group becoming a publicly listed company (the "Merger"), his leadership on behalf of CMIG International of its acquisition of Sirius Group, and his extensive financial services experience.

  •
  Mr. Friedman—our Board considered his extensive experience with investment portfolio matters, having served as a Chief Investment Officer of two investment firms, his lengthy experience as an insurance analyst as well as his knowledge of White Mountains Insurance Group (the former parent of Sirius Group), and his qualification as an independent director.

  •
  Mr. Frucher—our Board considered his extensive capital markets and corporate finance experience, as well as his expertise in the areas of corporate governance and strategic planning, and his qualification as an independent director.

  •
  Mr. Karaoglan—our Board considered his extensive leadership experience in global insurance and investment management companies, as well as his status as an Audit & Risk Management Committee financial expert based on his role as Chief Operating Officer of Voya, and his qualification as an independent director.

  •
  Ms. Keller—our Board considered her extensive experience in finance and accounting and her experience as the Chief Operating Officer for the Prime, Futures and Securities Services division of Citibank, NA, and as the Chief Financial Officer of the Institutional Products Group of Fidelity Investments, LLC, and the Treasury and Security Services division of JP Morgan Chase, all of which qualifies her as an Audit & Risk Management Committee financial expert, as well as her qualification as an independent director.

  •
  Mr. Rogers—our Board considered the breadth of his experience on public company boards and his extensive experience as an author, financial commentator and international investor, as well as his qualification as an independent director.

Recommendation of Our Board

        Our Board believes that it is important to ensure that our Board is comprised of highly qualified individuals who have relevant experience and are accomplished in their respective fields. Our Board also believes that it is important for the full Board to work together constructively with a focus on shareholder value and a duty to both the Company and to the interests of all of the Company's shareholders. Our Board believes that all of the Board Nominees meet these criteria.

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Board has adopted a set of Corporate Governance Guidelines which describe the corporate governance policies of Sirius Group and, together with Sirius Group's other governing documents, provide a framework for the functioning of the Board and its committees. The Corporate Governance Guidelines are available on our website at ir.siriusgroup.com.

Code of Business Conduct

        Sirius Group has adopted a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, Sirius Group. The Code of Business Conduct is available on our website at ir.siriusgroup.com. If we make amendments to the Code of Business Conduct or grant any waiver that we are required to disclose, we will disclose the nature of such amendment or waiver on our website.

Independence of Directors and Nominees

        The Board has determined that each of Messrs. Friedman, Frucher, Karaoglan and Rogers and Ms. Keller qualifies as an independent director, as the term is currently defined under Nasdaq Listing Rule 5605(a)(2). The Board considered that Sirius Group common shares are listed on Nasdaq, and Mr. Frucher's service as Vice Chairman of Nasdaq, Inc. Mr. Frucher has notified Nasdaq, Inc. of this relationship. Mr. Oberting is not an independent director because he currently serves as CEO of Sirius Group. Mr. Liao is not an independent director due to his service as an executive officer of CMIG International, which owns 100% of CM Bermuda, our controlling shareholder. The independent directors meet in regularly scheduled executive sessions, without management participation.

        Mr. Allan L. Waters also served as a director during 2018 and was not an independent director because he served as CEO of Sirius Group during the time that he served as a director. In addition, during 2018 and prior to the Merger, Mr. Kernan (Kip) V. Oberting and Ms. Monica Cramér Manhem also served on the Board. Mr. Oberting and Ms. Cramér Manhem were not independent directors due to their service as executive officers of the Company.

Shareholders Agreement

        The Company entered into a shareholders agreement (the "Shareholders Agreement") with certain investors that purchased the Private Placement Preference Shares (the "Preference Share Investors") and CM Bermuda with respect to the governance of Sirius Group, the voting of CM Bermuda's common shares, the repurchase of CM Bermuda's common shares and certain other matters.

        Pursuant to the Shareholders Agreement, until November 5, 2021: (i) CM Bermuda will vote in favor of the election of the number of Independent Directors (as such term is defined in the Shareholders Agreement) as is necessary to provide that at least a majority of the Board of Sirius Group is comprised of Independent Directors; and (ii) CM Bermuda will not vote in favor of the removal of any director (other than any director affiliated with CM Bermuda) other than for cause. After November 5, 2021 (or earlier in the event of an increase to the size of the Board), CM Bermuda will not vote in favor of the election of any director not then serving on the Board (including any election to fill a vacancy then existing on the Board as a result of death, resignation, removal, expansion of the Board or otherwise) who is not an Agreed Director. "Agreed Director" means an Independent Director mutually agreeable to CM Bermuda and Preference Share Investors representing a majority of the Sirius Group Series B preference shares; provided, that if CM Bermuda and the Preference Share Investors have not identified an Agreed Director after negotiating in good faith for a period of 60 days, then an Agreed Director means any Independent Director recommended for election by the Nominating & Governance Committee of the Sirius Group Board.

        See "Related Person Transactions—Transactions Related to the Merger—Shareholders Agreement."

Board Leadership Structure

        Our Board currently consists of six non-management directors and our CEO and President, Mr. Oberting. One of our independent directors is currently serving as Interim Chairman of the Board. Our Board has no policy requiring that the positions of the Chairman of the Board and the CEO be separate or that they be occupied by the same individual. Our Board believes that this matter is properly addressed as part of the succession planning process and that it is in the best interests of the Company for our Board to determine whether to combine the positions from time to time. At this time, our Board believes that the independent Chairman arrangement serves the Company well.

Succession Planning

        The Compensation Committee reviews short-and long-term succession plans for the CEO and other senior management positions and reports its recommendations to the Board (or, in the committee's discretion, to the non-management members of the Board). The Compensation Committee works with the Board in identifying potential successors.

Nomination of Directors

        At an appropriate time prior to each annual general meeting of shareholders at which directors are to be elected, the Nominating & Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating & Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating & Corporate Governance Committee recommends candidates to serve on the Board at other times during the year, as needed.

        As set forth in the Company's Corporate Governance Guidelines, in evaluating the suitability of director candidates, the Nominating & Corporate Governance Committee and the Board may take into account many factors such as business and industry experience, educational and professional background, analytical ability, diversity of experience, backgrounds and viewpoint and willingness to devote adequate time to Board duties. The Nominating & Corporate Governance Committee will also consider whether the candidate would be independent under Nasdaq listing standards and take into account any other applicable law, regulation or rule. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that can best perpetuate the Company's success and represent shareholder interests through sound judgment. While the Board does not have a formal policy for the consideration of diversity in identifying nominees for directors, the Nominating & Corporate Governance Committee evaluates the composition of the Board to ensure that the Board encompasses a broad range of skills, expertise, industry knowledge and diversity of background and experience.

        The Nominating & Corporate Governance Committee will identify and consider candidates suggested by outside directors, management and/or shareholders and evaluate them in accordance with its established criteria. In addition, CMIG has certain rights to nominate directors and the Nominating & Corporate Governance Committee must follow those requirements as long as the Company is subject to those requirements. See "Related Party Transactions—Shareholders Agreement" below.

        Director candidates recommended by shareholders will be considered in the same manner as recommendations received from other sources. If a shareholder desires to recommend a director candidate for consideration by the Nominating & Corporate Governance Committee, recommendations should be sent in writing to the Secretary, Sirius International Insurance Group, Ltd., 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda, together with appropriate biographical information concerning each proposed director candidate. The Nominating & Corporate Governance Committee may request additional information concerning the director candidate as it deems reasonably necessary to determine the eligibility and qualification of the director candidate to serve as a member of our Board.

Board and Committee Self-Evaluation

        The Board conducts an annual self-evaluation of the Board as a whole and each of its committees to determine whether they are functioning effectively and meeting their objectives and goals. The Nominating & Corporate Governance Committee oversees the annual self-evaluation process.

Committees of the Board

        The committees of the Sirius Group Board consist of an Audit & Risk Management Committee, a Compensation Committee, a Nominating & Corporate Governance Committee and a Finance Committee. Each of the Audit & Risk Management, Compensation and Nominating & Corporate Governance Committees are comprised entirely of independent directors, identified below. In addition, the members of the Audit & Risk Management Committee meet the enhanced independence standards set forth in Nasdaq listing standards and Rule 10A-3 under the Exchange Act, and two members qualify as an "audit committee financial expert" as such term is defined in applicable SEC rules. The written charters for each of these committees meet the requirements of Nasdaq listing standards and are available on our website at ir.siriusgroup.com.

Audit & Risk Management Committee

        The Audit & Risk Management Committee is responsible for, among other things: (i) the appointment, compensation and oversight of the work of the independent auditor; (ii) reviewing and discussing with management and the independent auditor the accounting practices and systems of internal accounting controls of Sirius Group, as applicable; (iii) reviewing financial reports, accounting and financial policies in general, and procedures and policies with respect to internal accounting controls; (iv) reviewing the independence qualifications and quality controls of the independent auditor; and (v) approving all auditing services and permitted non-audit services to be performed by the independent auditor.

        The members of our Audit & Risk Management Committee are Messrs. Friedman, Karaoglan and Ms. Keller (Chair). Our Board has designated Mr. Karaoglan and Ms. Keller as audit committee financial experts.

Compensation Committee

        The Compensation Committee is responsible for, among other things: (i) reviewing and developing general compensation policies; (ii) reviewing and approving the compensation of the Chief Executive Officer and other executive officers, including salary, bonus, long-term incentive and equity compensation and any other perquisites; (iii) making awards under equity incentive plans; (iv) overseeing administration of other employee benefit plans; and (v) making recommendations regarding director compensation.

        The members of our Compensation Committee are Messrs. Frucher, Rogers (Chair) and Ms. Keller.

Nominating & Corporate Governance Committee

        The Nominating & Corporate Governance Committee is responsible for, among other things: (i) identifying individuals qualified for membership on the Board; (ii) recommending individuals to the Sirius Group Board for nomination as members of the Board and its committees; and (iii) advising and making recommendations to the Sirius Group Board on corporate governance matters and the overall governance structure of Sirius Group and the Board.

        The members of our Nominating & Corporate Governance Committee are Messrs. Frucher (Chair), Karaoglan and Rogers.

        The Board did not have a Nominating & Corporate Governance Committee prior to our public listing.

Finance Committee

        The Finance Committee is responsible for, among other things: (i) formulating Sirius Group's investment policy and investment guidelines; (ii) reviewing the performance and asset allocation of Sirius Group's investment portfolio on a regular basis; and (iii) monitoring the capital, debt, and corporate structure of Sirius Group and, in coordination with the Audit & Risk Management Committee, reviewing the adequacy of risk management.

        The members of our Finance Committee are Messrs. Friedman, Karaoglan and Liao (Chair).

Board Committees and Meetings

        During 2018, our Board held eight meetings (including regularly scheduled and special meetings). Also during 2018, the Audit & Risk Management Committee met five times, the Compensation Committee met five times, the Nominating and Corporate Governance Committee met once and the Finance Committee met four times. During 2018, each person currently serving as a director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she was a director and (ii) the total number of meetings held by all committees of our Board on which such director served during the period for which he or she served. As set forth in our Governance Guidelines, our directors are expected to attend the annual general meetings of shareholders.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended December 31, 2018, there were no compensation committee interlocks or insider participation.

Board Role in Risk Oversight

        Our Board takes an enterprise-wide approach to risk management that seeks to complement our organizational objectives, strategic objectives, long-term organizational performance and the overall enhancement of shareholder value. Our Board assesses and considers the risks we face on an ongoing basis, including risks that are associated with our financial position, our competitive position, catastrophic events and other risks germane to the insurance and reinsurance industry. In addition, our Board reviews and assesses information regarding cybersecurity risks with management. Our Board's approach to risk management includes understanding the risks we face, analyzing them with the latest information available and determining the steps that should be taken to manage those risks, with a view toward the appropriate level of risk for a company of our size and financial condition.

        Our committees assist the Board in its risk oversight function as follows:

  •
  Our Audit & Risk Management Committee is responsible for oversight of our financial controls and compliance activities. The Audit & Risk Management Committee also oversees management's process of identifying areas of major risk exposure facing Sirius Group and the steps management has taken to monitor and control those risk exposures.

  •
  Our Compensation Committee is responsible for oversight of risk associated with our compensation plan.

  •
  Our Nominating & Corporate Governance Committee is responsible for oversight of risk associated with Board processes and corporate governance.

        As needed at regular meetings of our Board, the committee members report to the full Board regarding matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our Chief Executive Officer and Chief Financial Officer regularly attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Status as a Foreign Private Issuer and Controlled Company

        Sirius Group is considered a "foreign private issuer" under the rules and regulations of the SEC. A "foreign private issuer" is any issuer incorporated or organized under the laws of a foreign country, except an issuer meeting both of the following conditions: (i) more than 50% of the outstanding voting securities of the issuer are directly or indirectly held of record by residents of the U.S.; and (ii) any one of the following: (a) the majority of the executive officers or directors of the issuer are U.S. citizens or residents; (b) more than 50% of the assets of the issuer are located in the U.S.; or (c) the business of the issuer is administered principally in the U.S. Pursuant to the "foreign private issuer" rules. Sirius Group is exempt from certain provisions of the Exchange Act applicable to U.S. domestic public companies, including: (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (2) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

        In addition, Sirius Group is a "controlled company" within the meaning of Nasdaq rules. A "controlled company" is a company of which more than 50% of the voting power is held by an individual, group or another company. Pursuant to the "controlled company" exemption, Sirius Group is not required to comply with the requirements that: (1) a majority of the Board consist of independent directors; (2) it have a nominating committee composed entirely of independent directors with a written charter addressing such committee's purpose and responsibilities and (3) it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

        Sirius Group does not currently rely on, or intend to rely on in the future, the scaled disclosure practices permitted by the SEC or the alternate governance practices permitted by Nasdaq applicable to foreign private issuers and/or controlled companies, and is voluntarily choosing to register and report using the SEC's domestic forms and comply with the Nasdaq governance practices applicable to domestic companies.

Communications with the Board of Directors

        Any shareholder who wishes to communicate with our Board or any individual director may send written communications to our Board or such director c/o Secretary, Sirius International Insurance Group, Ltd., 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda. The communication must include the shareholder's name, address and an indication that the person is our shareholder. The Secretary will review any communications received from shareholders and will forward such communications to the appropriate director or directors, or committee of our Board, based on the subject matter.

        The Board, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about conduct or policies to communicate that concern. Our employees are encouraged and expected to report any conduct which they believe in good faith to be an actual or apparent violation of our Code of Business Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures pertaining to receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters, and with respect to the confidential, anonymous submission by Company employees of concerns regarding, among other things, questionable accounting or auditing matters. These communications may be anonymous, and may be submitted in writing, e-mailed or reported by phone through various internal and external mechanisms. Our Code of Business Conduct prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Section 16(a) Beneficial Ownership Reporting Compliance

        The members of our Board, executive officers and beneficial holders of more than ten percent of our outstanding common shares comply with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") which requires them to file reports with respect to their ownership of our securities. To our knowledge, based solely upon the copies of Section 16(a) reports and written representations which we received from such persons for their 2018 fiscal year transactions in our common shares and their common share holdings, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

RELATED PERSON TRANSACTIONS

Transactions Related to the Merger

  Sirius Group Private Placement

        In connection with the closing of the Merger, Sirius Group completed the Sirius Group Private Placement at a price per share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, or $17.22447. Gross proceeds of the Sirius Group Private Placement, together with cash in the Easterly Trust Account assumed by Sirius Group upon the closing of the Merger aggregated to $268 million. Sirius Group's previous Chief Executive Officer, Allan L. Waters, purchased 500,000 common shares in the Sirius Group Private Placement for an aggregate purchase price of approximately $8.6 million. Sirius Group's Executive Vice President, Chief Risk Officer & Chief Actuary, Jeffrey W. Davis, purchased 41,000 common shares in the Sirius Group Private Placement for an aggregate purchase price of approximately $0.7 million. Robert L. Friedman, a director of Sirius Group, purchased 28,000 common shares in the Sirius Group Private Placement for an aggregate purchase price of approximately $0.5 million.

  Shareholders Agreement

        In connection with the closing of the Sirius Group Private Placement, Sirius Group, CM Bermuda and the Preference Share Investors entered into the Shareholders Agreement, which governs certain matters with respect to the governance of Sirius Group, the voting of CM Bermuda's common shares, the repurchase of CM Bermuda's common shares and certain other matters.

        Pursuant to the Shareholders Agreement, until November 5, 2021:    (i) CM Bermuda will vote in favor of the election of the number of Independent Directors (as such term is defined in the Shareholders Agreement) as is necessary to provide that at least a majority of the Board of Sirius Group is comprised of Independent Directors; and (ii) CM Bermuda will not vote in favor of the removal of any director (other than any director affiliated with CM Bermuda) other than for cause. After November 5, 2021 (or earlier in the event of an increase to the size of the Board), CM Bermuda will not vote in favor of the election of any director not then serving on the Board (including any election to fill a vacancy then existing on the Board as a result of death, resignation, removal, expansion of the Board or otherwise) who is not an Agreed Director. "Agreed Director" means an Independent Director mutually agreeable to CM Bermuda and Preference Share Investors representing a majority of the Sirius Group Series B preference shares; provided, that if CM Bermuda and the Preference Share Investors have not identified an Agreed Director after negotiating in good faith for a period of 60 days, then an Agreed Director means any Independent Director recommended for election by the Nominating & Governance Committee of the Sirius Group Board.

        Pursuant to the Shareholders Agreement, CM Bermuda will also agree to vote (i) in favor of a Qualified Sale Transaction (as such term is defined in the Shareholders Agreement) that is approved by a majority of Independent Directors and 80% of Sirius Group's voting shares after November 5, 2019, and (ii) against any merger, amalgamation, consolidation or similar transaction or any sale or transfer of all or substantially all of Sirius Group's consolidated assets, in each case where the per share value of the consideration received by CM Bermuda in such transaction is greater than the per share value of the consideration received by any other holder of Sirius Group common shares.

        The Shareholders Agreement also grants the Preference Share Investors tag-along rights to the extent Sirius Group agrees to repurchase or redeem any common shares held by CM Bermuda.

        The Shareholders Agreement terminates on the date that fewer than 25% of the Sirius Group Series B preference shares issued in the Sirius Group Private Placement are outstanding, and earlier with respect to any Preference Share Investor at the time that it or its affiliates or permitted assigns ceases to own any Sirius Group Series B preference shares.

  Common Shares Redemption Agreement

        In connection with the Merger, the Company and CM Bermuda, the sole holder of the Company's common shares prior to the Merger, entered into a Redemption Agreement, dated November 2, 2018, pursuant to which, effective as of the closing of the Merger, the Company redeemed 9,519,280 of the Company's common shares at a price per share equal to $17.22447, the payment for which was funded from cash distributed by Sirius Bermuda (not out of the funds released from the Trust Account in connection with the consummation of the Merger) and paid in cash on November 16, 2018.

        Also in connection with the Merger, after the filing of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, the Company completed a post-closing adjustment that was settled in cash to CM Bermuda. Based on the reported book value per share of $16.44 as of September 30, 2018, pursuant to the Merger Agreement, CM Bermuda was paid $1.6 million.

  Registration Rights Agreement

        In connection with the closing of the Merger, Sirius Group and CM Bermuda entered into a Registration Rights Agreement, which governs certain rights and obligations of Sirius Group and CM Bermuda with respect to the registration of the Sirius Group common shares owned by CM Bermuda, and CM Bermuda delivered the Lock-Up Agreement, pursuant to which it agreed not to sell any Sirius Group common shares for a period of 180 days from the consummation of the Merger without the consent of Sirius Group, subject to specified exemptions.

Policies and Procedures for Related Person Transactions

        The Board has approved policies and procedures with respect to the review and approval of certain transactions between Sirius Group and a "Related Person," or a "Related Person Transaction," which is referred to herein as the "Related Person Transaction Policy." Under SEC rules, a "Related Person" is a director, officer, nominee for director or 5% shareholder and their immediate family members. Pursuant to the terms of the Related Person Transaction Policy, the Audit & Risk Management Committee or the disinterested members of the Board will review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction will be required to be reported to the Sirius Group legal department and the Sirius Group legal department will then determine whether it should be submitted to the Audit & Risk Management Committee for concurrent consideration by its disinterested members.

        A "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that would be reportable by Sirius Group under Item 404(a) of Regulation S-K in which Sirius Group (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

 DIRECTOR COMPENSATION

Director Compensation

        The table below sets forth the elements of our annual compensation program for our non-employee directors by Sirius Group. On October 31, 2018, in connection with the public listing, the Board approved changes to our annual compensation program.

Director Compensation Summary Annual Compensation Retainers	Prior to October 31, 2018	After November 1, 2018 Amount
Board Retainer	$150,000	$130,000
Audit & Risk Management Committee Chair	$25,000	$30,000
Audit & Risk Management Committee Member	$10,000	$10,000
Finance Committee Chair	$15,500	$20,000
Finance Committee Member	$10,000	$10,000
Compensation Committee Chair	$10,000	$20,000
Compensation Committee Member	$7,500	$10,000
Nominating & Corporate Governance Committee Chair	N/A	$20,000
Nominating & Corporate Governance Committee Member	N/A	$7,500

        All retainers are paid quarterly in arrears in cash and are prorated based upon Board or chair service during the calendar year.

        In addition, our non-employee directors are entitled to receive the following awards under the 2018 Omnibus Incentive Plan:

  •
  an automatic annual grant of restricted shares with a value of $90,000 based on the closing price of our common shares on the Nasdaq Global Select Market on the date of grant, which will generally vest one year from the date of grant, with dividends paid in the interim.

  •
  a pro-rated restricted shares grant if he or she joins the Board following the date of the annual restricted share grant, but during the calendar year of the grant.

        Messrs. Friedman and Frucher also received a grant of restricted shares in connection with the initial public listing in the amount of $90,000 which vests one year from the date of grant.

        The table below summarizes the compensation paid by Sirius Group to our non-employee directors for the year ended December 31, 2018. Messrs. Waters and Oberting and Ms. Cramér Manhem did not receive any additional compensation for their service on the Board during 2018. Please see the "2018 Summary Compensation Table" for a summary of the compensation paid to Messrs. Waters and Oberting and Ms. Cramér Manhem with respect to 2018. In addition, Mr. Laurence Liao did not receive any fees for his service on the Board during 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	All Other Compensation ($)	Total ($)
Meyer (Sandy) Frucher	$177,500	$138,329	—	$315,829
Robert L. Friedman	$170,000	$138,329	—	$308,329
Alain Karaoglan	$24,231	$48,329	—	$72,560
Rachelle C. Keller	$25,769	$48,329	—	$74,098
James (Jim) B. Rogers, Jr.	$24,231	$48,329	—	$72,560

(1)
Reflects amounts earned in 2018 for the annual Board retainer, committee chair retainers, and committee member retainers. The amounts for Messrs. Karaoglan and Rogers and Ms. Keller reflect the pro-rated retainers paid to them because they joined the Board in November 2018.

(2)
These amounts reflect the grant date fair value determined in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"), of the annual grant of restricted shares to each non-employee director listed above under the 2018 Omnibus Incentive Plan.

        The following table shows the number of restricted shares held by each of the non-employee directors as of December 31, 2018. Ms. Keller and Messrs. Friedman Frucher, Karaoglan and Rogers received a grant of 2,805 restricted shares on November 5, 2018 which vests on May 23, 2019, the date of the annual meeting, and, Messrs. Friedman and Frucher received an additional grant of 5,225 restricted shares on November 5, 2018 in connection with the public listing and vests one year from the date of grant.

Name	Number of Restricted Shares
Meyer (Sandy) Frucher	8,030
Robert L. Friedman	8,030
Alain Karaoglan	2,805
Rachelle C. Keller	2,805
James (Jim) B. Rogers, Jr.	2,805

EXECUTIVE OFFICERS

        The following table sets forth information as of March 29, 2019 regarding the individuals who serve as our executive officers, excluding Mr. Oberting's biographical information. Mr. Oberting's biographical information can be found in the section entitled "Matters to be considered at the Annual Meeting—Proposal One—Election of Directors—Board Nominees."

Name	Age	Position
Kernan (Kip) V. Oberting	49	President and CEO, Sirius Group
Monica Cramér Manhem	59	Chief Operating Officer, Sirius Group and President and CEO, Sirius International
Ralph A. Salamone	52	Chief Financial Officer, Sirius Group
Gene Boxer	44	Executive Vice President, Chief Strategy Officer & Group General Counsel, Sirius Group
Jeffrey W. Davis	54	Executive Vice President, Chief Risk Officer & Chief Actuary, Sirius Group

        Ms. Cramér Manhem serves as Chief Operating Officer of Sirius Group and President and Chief Executive Officer of Sirius International. Ms. Cramér Manhem was appointed Chief Operating Officer of Sirius Group in September 2018, has been the Chief Executive Officer of Sirius International since March 2014, and also serves as the Chairperson of Sirius Bermuda. Prior to March 2014, Ms. Cramér Manhem served as Senior Vice President and Business Unit of Sirius International from January 2004 until March 2014. Ms. Cramér Manhem served in various positions at Sirius International prior to 2004, having joined Sirius Group in 1985.

        Mr. Salamone, serves as Chief Financial Officer of Sirius Group, since February 2019. He also serves as the President and Chief Executive Officer of Sirius Global Services LLC, a position he has held since 2010. Ralph has also served as the Senior Vice President, Chief Financial Officer and Treasurer at Sirius America Insurance Company since 2012. Since joining Sirius Group in 1997, Mr. Salamone has been a key member of the Group's executive financial team. Prior to joining Sirius Group, Ralph served as the Assistant Controller at Assurant. Ralph began his career in public accounting at PricewaterhouseCoopers, serving a variety of insurance clients as an audit manager.

        Mr. Boxer serves as Executive Vice President, Chief Strategy Officer & Group General Counsel of Sirius Group. Mr. Boxer was appointed Chief Strategy Officer of Sirius Group in September 2018 and Executive Vice President and Group General Counsel of Sirius Group in August 2016. From 2011 until 2015, Mr. Boxer served as Global General Counsel of Cushman & Wakefield, a commercial real estate services firm. From 2006 until 2011, Mr. Boxer served as a senior member of the Restructuring Group and Legal Mergers & Acquisitions Group of American International Group, Inc. (AIG). Prior to 2006, Mr. Boxer practiced at Milbank, Tweed, Hadley & McCloy LLP, focusing on mergers and acquisitions and securities offerings.

        Mr. Davis serves as Executive Vice President, Chief Risk Officer & Chief Actuary of Sirius Group. Mr. Davis has served as Executive Vice President, Chief Risk Officer & Chief Actuary of Sirius Group since April 2016. Mr. Davis previously served also as Senior Vice President and Chief Actuary at White Mountains from October 2008 until April 2016. In April 2016, Mr. Davis assumed the additional responsibilities as Chief Risk Officer for Sirius Group. Prior to joining Sirius Group, Mr. Davis served as Head of Central Reserving for Munich Re from 2005 until September 2008, and previously in various capacities at American Re-Insurance Company since 1999. Mr. Davis previously served as an actuary for Nationwide Insurance from 1991 until 1999.

 COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") provides an overview of our executive compensation philosophy and the compensation provided to our named executive officers ("NEOs") for 2018. As used in this CD&A, "we," "our," and "us" refer to Sirius Group.

        Our NEOs for 2018 consist of our principal executive officer, principal financial officer and the three most highly compensated executive officers serving as executive officers for the year ended December 31, 2018. For 2018, our NEOs were:

Name	Title
Allan L. Waters	Former Chairman of the Board and Chief Executive Officer ("CEO"), Sirius Group*.
Kernan (Kip) V. Oberting	President and CEO (and Former Chief Financial Officer* ("CFO")), Sirius Group and President, Sirius Capital Markets, Inc.
Monica Cramér Manhem	Chief Operating Officer ("COO"), Sirius Group and President and CEO, Sirius International Insurance Corp. ("Sirius International")
Gene Boxer	Executive Vice President, Chief Strategy Officer ("CSO") & Group General Counsel, Sirius Group
Jeffrey W. Davis	Executive Vice President, Chief Risk Officer ("CRO") & Chief Actuary, Sirius Group

*
As of February 9, 2019, Mr. Waters departed from the Company and Mr. Oberting was appointed CEO.

Unless otherwise provided, references to CEO and CFO throughout the CD&A refer to Messrs. Waters and Oberting, respectively, as each served in such capacity during the entirety of 2018.

        In August 2018, the Board designated a Management Committee comprised of Messrs. Waters, Oberting and Boxer and Ms. Cramér Manhem as the senior management and decision-making body of Sirius Group responsible for the oversight of the day-to-day business operations of Sirius Group (the "Management Committee"). In September 2018, Mr. Oberting was appointed as President of Sirius Group, Ms. Cramér Manhem was appointed as Chief Operating Officer of Sirius Group and Mr. Boxer was appointed as Chief Strategy Officer of Sirius Group.

        On January 30, 2019, the Board approved a succession plan whereby Mr. Waters departed from the Company, effective as of February 9, 2019 (the "Departure Date"). As part of this succession plan, also on January 30, 2019, the Board appointed Mr. Oberting as CEO, effective as of the Departure Date. In connection with this appointment, Mr. Oberting resigned as CFO, and Ralph A. Salamone, the Company's principal accounting officer, was appointed as CFO, both effective as of the Departure Date. See "Management Transition Compensation" for additional information.

Executive Compensation Philosophy

        We believe that Sirius Group's executive compensation program should be designed to align management incentives with the creation of shareholder returns over the long-term. For that reason and as illustrated in the chart below, our senior executives have typically received the majority of their total target direct compensation (i.e., annual base salary, annual bonus awards and long-term incentive awards) in the form of long-term performance-based incentive compensation. We believe that delivering a significant portion of total direct compensation in the form of long-term performance-based incentive compensation focuses management on making decisions linked to optimizing the long-term economic performance of Sirius Group.

 2018 Target Compensation Pay Mix

        The Compensation Committee believes that compensation goals should be predominantly objective and clearly measurable. We believe that effective compensation programs should be designed so that participants understand how their performance will be assessed and how performance will impact payouts under our incentive programs. Accordingly, Sirius Group has designed its long-term incentive compensation program with payouts based on financial performance compared to objective performance targets. Our annual bonus program is designed in a similar manner, but with Compensation Committee ability to adjust payouts to reflect individual performance, based on measurable individual and team performance achievements and a subjective assessment of performance. Sirius Group believes this design incentivizes management and employees to think like owners. The Compensation Committee also retains the ability to grant additional long-term incentives as it deems appropriate to support the Company's overall compensation philosophy and achievement of other business objectives. For example, in February 2019, the Compensation Committee determined to award our NEOs, a restricted share unit award in recognition of their efforts during 2018 and for retention purposes. In determining to approve these grants, the Compensation Committee considered, in particular, the highly performance based design of the Company's executive compensation program, with all long-term incentive awards subject to performance-based vesting conditions, and the desire to provide an additional retentive incentive for the Management Committee. For more information about this award see "2018 NEO Compensation and Performance Summary."

        Based on a November 2017 competitive analysis, the Compensation Committee determined that a higher portion of Sirius Group's senior executive target compensation pay mix is "at-risk," in the form of annual cash bonus and long-term incentives, than that of many of Sirius Group's peer companies. Accordingly, our senior executive officers will generally earn less total compensation than those at our peer companies for comparable positions in times of poor financial performance, but tend to be well compensated on both an absolute and relative basis when we perform well. We believe that this approach has not only the effect of aligning management interests with that of the owners, it is also a strong recruiting tool to attract candidates who are confident in producing outstanding results over the long-term.

        Historically, Sirius Group's long term incentive programs have been cash-based in nature, with payout levels based upon performance metrics that we believe are objectively measurable and aligned with the strategic success of Sirius Group. For example, as a global (re)insurance company, the Compensation Committee believes underwriting discipline is a core tenet to long-term success in the market, and thus underwriting performance is a metric that influences the payout of these long-term awards. That said, an accounting metric that we believe is also a strong indicator of Company performance is growth in book value per share ("BVPS"), which tracks management of our shareholders' capital, and we believe is linked to shareholder value creation over the long-term as a public company. Accordingly, since our acquisition by CMIG International, the underlying value of long-term incentive awards granted to senior executives tracked BVPS. The amount of long-term incentive awards earned, if any, is determined based on achievement of pre-established financial performance criteria over each three-year performance cycle.

        In connection with the Merger, and from time to time, the Compensation Committee engages outside consulting specialists to evaluate Sirius Group's approach to compensation and to provide an assessment of the competitive market. See the "Competitive Analysis and Compensation Program Enhancements Commensurate with Public Listing" section below for additional information with respect to the foregoing.

Summary of Our Executive Compensation Practices

        The table below highlights certain executive compensation practices we have implemented that drive performance as well as those not implemented because we do not believe they would serve our stockholders' interests.

What We Do	What We Don't Do
☑ We tie pay to performance by designing a significant portion of executive pay to be at-risk, 92% of the CEO's 2018 compensation and, on average 78% of the other NEOs' compensation, is at-risk	☒ Reprice underwater stock options without stockholder approval
☑ We mitigate undue risk in compensation programs through informed performance goal-setting that considers multiple financial and non-financial inputs	☒ We do not award stock options with an exercise price below 100% of fair market value
☑ We retain the services of an independent compensation consultant	☒ We do not allow our directors, executive officers, employees and their related persons to pledge the Company's securities as collateral for loans or for any other purpose
☑ We generally consider market and industry data when setting executive pay, using the median as a reference point to understand the general market	☒ We do not allow our directors, executive officers, employees and their related persons to hedge the Company's securities
☑ We offer double-trigger-change-in-control benefits

What We Do
☑ Our performance share units have a three-year performance period
☑ We maintain a clawback policy applicable to executive officers in the event of a financial statement restatement

Components of 2018 NEO Compensation

        The primary components of Sirius Group's 2018 NEO compensation are:

        1.     Base Salary

        2.     Annual Cash Bonuses

        3.     Performance share awards under the 2016 Long Term Incentive Plan (the "2016 LTIP") and IPO Incentive Grant under the 2018 Omnibus Incentive Plan

        In addition, as described further below, our NEOs participate in our corporate-wide benefit programs and receive perquisites and other benefits that we believe are commensurate with their positions and the competitive market.

Base Salary

        Base salaries are designed to provide basic levels of compensation to our NEOs based upon their experience, duties and scope of responsibilities. While Sirius Group emphasizes variable, long-term compensation, it pays base salaries because they provide a basic level of compensation at a level that we believe is appropriate to retain high-caliber executives. In 2018, Sirius Group's NEOs received base salaries ranging from $450,000 to $500,000, as described below under the "2018 NEO Compensation and Performance Summary."

Annual Cash Bonuses

        Annual cash bonus awards are designed to create a "pay-for-performance" environment while providing competitive levels of compensation to our NEOs based upon their experience, duties and scope of responsibilities. Target bonuses for our NEOs in 2018 equaled 50% of their respective base salaries.

2018 Annual Bonus Design

        For 2018, the target annual bonus pool was $15.0 million for 228 participants, including the NEOs. The overall awarded bonus pool size can range from 20% to 200% of target, depending upon Sirius Group's performance as compared to the performance goals established for 2018. The Compensation Committee retains authority to adjust the overall pool when it determines that overall performance is not reflected in the pre-established financial performance achievement criteria, for example in the case of a large strategic acquisition. If the threshold pre-established financial performance achievement criteria are not achieved, a minimum funding of 20% of the target bonus pool will be allocated among select participants who were determined to have made unusually significant contributions during the year.

        For the 2018 annual bonus program, there were three objective and quantitative financial performance metrics established by the Compensation Committee, as set forth in the table below. If target performance was met, payout would be 100% of target with a range of 20% to 200% for performance between threshold and maximum.

        The following table sets forth the pre-established financial performance criteria and the weighting for each of the NEOs under the 2018 annual bonus program:

				Weighting(4)
2018 Performance Metrics	Threshold (20% Payout)	Target (100% Payout)	Maximum (200% Payout)	Waters, Oberting, Boxer and Davis	Cramér Manhem
UROAE(1) (% achieved)	1.9%	8.9%	15.9%	20%	70%
ROAE(2) (% achieved)	1.9%	8.9%	15.9%	70%	20%
Asia Technical Profit(3) ($m achieved)	$15	$18	$21	10%	10%

(1)
Underwriting Return on Average Equity ("UROAE") is a measure driven principally by bottom-line underwriting profits and transaction gains, net of operating expenses, plus a standardized investment return on capital and float, measured against full legal entity capital (same as ROAE, as described below). UROAE differs from Underwriting Return on Capital ("UROC") used in prior years in that it is measured on full legal entity capital, as opposed to deployed capital.

(2)
Return on Average Equity ("ROAE") is calculated as follows: (50% GAAP Comprehensive Income plus 50% GAAP Net Income) divided by time-averaged common shareholders' equity. Both Comprehensive Income and Net Income include gains and losses from acquisitions. Time-averaged common shareholders' equity equals beginning equity plus time-weighted capital contributions during the year less time-weighted capital distributions during the year plus simple average of accumulated profit (loss) during the year.

(3)
This metric measures technical underwriting profits in broader Southeast Asia (excludes India and Japan), including all insurance policies issued in this territory where Sirius is the insurance carrier, as well as fee income profit in the Company's managing general underwriter subsidiaries after relevant cost deductions sourced in these countries.

(4)
The Compensation Committee determined in 2018 that the incentive compensation paid to Ms. Cramér Manhem, as the executive management head of the underwriting group, would be more heavily weighted by underwriting profits.

Annual Bonus Results

        Financial results for 2018 were unfavorable due to catastrophe losses. The primary compensation metrics for the annual bonus program for 2018 were UROAE, ROAE, and Asian Technical Profit. Since the UROAE performance, the ROAE performance, and Asian Technical Profits performance were below the minimum thresholds, the overall weighted average of the 2018 bonus pool was below its threshold for funding above the 20% minimum amount; therefore, the 2018 bonus pool was funded at the minimum amount of 20% of target. Based on performance, the Compensation Committee allocated a portion of the minimum bonus pool to each of the NEOs, with the four Management Committee members using all or some portion of his or her bonus to fund a special bonus program for employees at the Company, as discussed below

Long-Term Incentive Compensation

        Sirius Group has historically awarded long-term incentive compensation in the form of three-year, cliff-vested, performance units or phantom performance shares that can be paid in cash, or upon Sirius Group becoming public, Sirius Group common shares, at the discretion of the Compensation Committee. A new long-term incentive award is granted each year so that there are three different performance cycles outstanding at any given time.

        The 2016-2018 and 2018-2020 grants were governed by the Sirius Group Long Term Incentive Plan (the "2016 LTIP"), and were granted in the form of phantom performance shares based upon the BVPS of Sirius Group on the date of grant and earned (or "harvested") based on specific, objective financial performance measures established at the beginning of the three-year performance cycle. Each phantom performance share is valued at BVPS at the end of each performance cycle for payouts when our common shares are not publicly traded. Now that our common shares are publicly-traded, upon the vesting of awards made under the legacy 2016 LTIP, (i) each phantom performance share will be valued at the market price of a common share at time of payout and (ii) the Compensation Committee has discretion to settle these awards in common shares rather than cash. In February 2019, the Compensation Committee granted participants, including the NEOs, the option to settle their 2016-2018 performance share awards in either cash or common shares.

        Based on advice received from Frederick W. Cook & Co., Inc. ("FW Cook"), the Compensation Committee's independent compensation consultant, and the recommendation of the Compensation Committee, and following the approval of the Board and existing shareholders, on August 6, 2018, Sirius Group adopted the 2018 Omnibus Incentive Plan. The 2018 Omnibus Incentive Plan is designed to enhance the value of Sirius Group by enabling it to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and align the long-term interests between them and Sirius Group's shareholders. The 2018 Omnibus Incentive Plan replaced the 2016 LTIP with respect to new equity grants.

2016 LTIP

        For the three-year performance cycle beginning in 2018, the performance metrics and relative weightings for the NEOs were the same as the annual bonus program. The Compensation Committee determined that the annual bonus program and long term incentive awards should have the same performance metrics in 2018 because this would create a simpler incentive program with the key financial metrics that drive shareholder value creation. Furthermore, the annual bonus program was based on one-year performance and the long term incentive program was based on three-year performance. The number of phantom shares earned can range from 0% to 200% of the target number granted based on proscribed threshold, target and maximum performance levels. Given the economic and market conditions at the time the 2018 targets were set, the target payout levels were designed to be challenging but achievable, while payouts at the maximum levels were designed to be "stretch" goals.

        The table below provides the number of Sirius Group common shares that may be issued assuming payout at the target and maximum performance levels in respect of all outstanding LTIP awards as of December 31, 2018, including outstanding NEO LTIP awards, for pending LTIP award cycles.

Shares by Award Cycle	Common Share Issuance at 100% Vesting Level	Maximum Potential Vesting Level	Common Share Issuance at Maximum Vesting Level
2016 - 18	813,995	290%	2,360,586
2017 - 19	855,588	200%	1,711,176
2018 - 20	910,049	200%	1,820,098
Total Potential Common Share Issuance	2,579,632		5,891,860

  2016-18 LTIP Awards

        For the Sirius Group performance shares issued for the 2016-18 performance cycle, each performance share was based on a value of $16.33 at the beginning of the three-year performance cycle, with the value of each unit growing or diminishing based on Sirius Group's BVPS as a private company, which switched to Market Value per Share ("MVPS") upon becoming a public company in November 2018. The payouts were to be between 0% and 290% based upon Underwriting Return on Capital and Return On Equity performance relative to target, with each goal equally weighted for the NEOs and a premium growth modifier applied to determine payout levels. Each NEO had the option to elect to settle the 2016-2018 performance share cycle in either cash or common shares of the Company. A summary of the 2016-2018 performance share cycle for each performance metric is as follows:

		Underwriting Return on Capital(2)
2016 - 18 LTIP Payouts as a % of Target		2.25%	9.25%	16.25%
Annualized Gross Written Premium Growth in O.C.(1)	(5)%	0%	80%	160%
	5%	20%	100%	200%
	20%	30%	145%	290%

		Return on Equity(3)
2016 - 18 LTIP Payouts as a % of Target		0.7%	7.7%	14.7%
Annualized Gross Written Premium Growth in O.C.(1)	(5)%	0%	80%	160%
	5%	20%	100%	200%
	20%	30%	145%	290%

(1)
Original Currencies.

(2)
Underwriting Return on Capital ("UROC") represents the after-tax, leveraged underwriting return on average "Deployed Capital" in the Sirius Group. For purposes of this performance metric, "Deployed Capital" is defined as GAAP capital less excess rating agency capital plus an internal safety margin. GAAP comprehensive income results are adjusted to reflect: (i) reduction of investments equal to un-deployed capital; (ii) application of a standard investment crediting rate on remaining investment assets; (iii) removal of the impact of currency fluctuations; and (iv) adjustment of income taxes related to (i), (ii) and (iii).

(3)
Return on Equity ("ROE") is calculated as follows: (50% GAAP Comprehensive Income plus 50% GAAP Net Income) divided by time-averaged common shareholders' equity. Both Comprehensive Income and Net Income include gains and losses from acquisitions. Time-averaged common shareholders' equity equals beginning equity plus time-weighted capital contributions during the year less time-weighted capital distributions during the year plus simple average of accumulated profit (loss) during the year.

        Based upon a three-year average UROC of 2.6% and below-threshold ROE performance, combined with 19.3% growth in premiums, all five NEOs received payouts for the three-year performance cycle based on the formulaic payout percentage of 32.6% applied to each of their units, which had a value of $12.75 at the end of the three-year performance cycle. Messrs. Waters and Oberting used all or some portion of their respective payouts to fund a special bonus program for certain employees of the Company who do not participate in the Company's long term incentive program, as discussed below. Each of the participating NEOs elected to receive common shares of the Company, except for Mr. Waters who elected to take cash, as described in "2018 NEO Compensation and Performance Summary."

        In November 2018, the members of the Management Committee each agreed to personally fund a pro rata portion of a special bonus of approximately $286,000 that was paid to certain employees who do not participate in the Company's long-term incentive program (the "Special Bonus"). The allocation of the funding of the Special Bonus among the Management Committee was based upon the vesting of the respective NEOs' 2016-2018 LTIP awards, and was funded from the vesting of such award and/or or their annual cash bonus payment. Because the NEO's participate in the Company's long-term incentive program, they did not receive any portion of this Special Bonus.

  2016 LTIP Amendment

        In 2018, the 2016 LTIP was amended to provide for continued vesting in the case of a termination by the Company without cause or by the participation for good reason, other than during the 24-month period following a change in control. For these qualifying terminations of employment, our NEOs will continue to vest in outstanding awards for 12 months following a termination of employment. The ability to receive payments during these vesting continuation periods will be subject to actual performance and compliance with applicable restrictive covenants. For more information about the treatment of performance awards upon a termination of an NEO under the 2016 LTIP, please see the section entitled "2018 Potential Payments Upon a Termination or a Change in Control—2016 LTIP."

2018 Omnibus Incentive Plan Awards

        In connection with the Merger, the Compensation Committee approved grants of performance share unit awards to members of management, including the NEOs, under the 2018 Omnibus Incentive Plan (the "IPO Incentive Program"). The IPO Incentive Program was designed to further align the compensation of a select group of executives of Sirius Group, including our NEOs, with the long-term performance of Sirius Group's common shares following the Merger and shareholder interests. The aggregate number of shares subject to these awards, determined at the target level of performance, had an initial grant date value of $15 million, based on the per share value of Sirius Group common shares at the closing of the Merger (the "IPO Price"), with the portion of these awards allocated to the members of the Management Committee having a value of $8.7 million. The awards ultimately granted under the IPO Incentive Program at a target level of performance had an initial grant date value of $14 million, and the portion of the awards allocated to the members of the Management Committee was subsequently reduced to $7.7 million. The IPO Incentive Program grants (each award, an "IPO Incentive Grant") were allocated to the NEOs as follows, based on the grant date value of the award at target levels of performance:

NEO	Grant Date Value of Target Award (as amended)
Allan L. Waters	$2,200,000
Other Management Committee members (Mr. Oberting, Ms. Cramér Manhem and Mr. Boxer)	$1,600,000
Jeffrey W. Davis	$700,000

        One fourth of the number of these performance share units granted to each participant under the IPO Incentive Program will become earned and vested based on ROE performance goals approved by the Compensation Committee with respect to each of 2019, 2020 and 2021, and an additional one-fourth of the number of performance share units will become earned and vested based on Sirius Group's average annual ROE performance over 2019, 2020 and 2021. The vesting of the awards will also be subject to the participant's continued employment with Sirius Group through the end of the applicable performance period, provided that a participant who has a qualifying termination of employment will become vested in a prorated portion of the award earned in the then-current performance period, subject to actual performance results. The performance goals were designed to be challenging but achievable with strong management and Company performance.

        As a condition to the receipt of the performance share units, each participant was required to purchase a number of common shares equal to the target number of shares that are subject to the performance share unit award granted by Sirius Group, rounded down to the nearest 100 shares (the "Purchase Obligation"). The plan contemplated that the purchased units would not be subject to any vesting conditions, but will be subject to the holding requirements discussed below. A participant could have either elected either to purchase all of the shares in 2018 or to purchase the shares in three annual installments, by March 31, 2019, 2020 and 2021, respectively. If the shares were purchased in 2018, the purchase price would have been the IPO Price. If the shares were purchased in three annual installments, one third of the shares must have been purchased in each of the three years at the IPO Price for shares purchased by March 31, 2019, 105% of the IPO Price for shares purchased by March 31, 2020 and 112% of the IPO Price for shares purchased by March 31, 2021.

        Purchased shares could not be transferred or sold prior to December 31, 2021, for so long as the participant is employed, and performance share units that are earned and vested will not be issued to the participant until after the determination of performance following the conclusion of 2021.

        Based on the input of FW Cook and our controlling shareholder, at the time, we believed that this type of one-time equity grant was typical for companies undertaking a merger involving a public offering or similar significant strategic transaction resulting in a structural change in operating structure. Additionally, the performance conditions as well as the purchase and holding requirements were designed to further align the management team with Sirius Group's shareholders. However, in February 2019, based upon further discussions with FW Cook, the Compensation Committee determined to amend the IPO Incentive Program to offer participants, including the NEOs, the opportunity to remove the Purchase Obligation in exchange for waiving the existing right to purchase common shares of the Company at pre-determined prices. In order to ensure that the pay for performance alignment of the program was unchanged, the Compensation Committee did not amend the existing performance vesting conditions. The Compensation Committee approved these amendments with the understanding that participants in the IPO Incentive Program did not have sufficient liquidity from their existing long-term incentive awards to fund the Purchase Obligation due to the anticipated payouts expected in the upcoming long term incentive plan payout cycles, as well as the significant discount to the current market value. The Compensation Committee believes that these amendments reflect a more typical initial public offering incentive program as required share purchases in order to participate in the program are uncommon.

Other Components Executive Compensation

Employment Agreements/Executive Severance Plan

        Prior to the Merger, Mr. Waters and Ms. Cramér Manhem entered into employment agreements in July 2015, which were entered into in conjunction with our acquisition by CMIG International. In January 2019, Mr. Oberting entered into an employment agreement with the Company in connection with his appointment as CEO. These employment agreements granted certain rights for termination without cause and other customary rights, which the other NEOs did not have. See the "Employment Arrangements" and "2018 Potential Payments Upon a Termination or a Change in Control" sections below for a more detailed discussion of these employment agreements and estimate of the potential compensation and benefits provided pursuant to these arrangements.

        In September 2018, Sirius Group adopted the Sirius Group Severance and Change in Control Plan (the "Executive Severance Plan") which required, as a condition to receiving the benefits, the execution of a restrictive covenant agreement, which provides for terms applicable to each of our NEOs relating to severance and post-employment benefits provided upon certain termination events. The terms of the Executive Severance Plan were determined after consulting with the Compensation Committee's independent consultant, FW Cook regarding market practices. The Compensation Committee believes that the Executive Severance Plan is competitive with typical industry practices and that the severance opportunities provide appropriate levels of compensation for executive separations. Further, the Compensation Committee believes that these arrangements are an important component of our compensation packages in terms of attracting and retaining top caliber talent in senior leadership roles and in defining terms and conditions of executive separation events. As of December 31, 2018, Messrs. Boxer and Davis and Ms. Cramér Manhem, and as of February 2019, Mr. Oberting, executed participation agreements under the Executive Severance Plan. Mr. Waters elected not to participate in the Executive Severance Plan.

        The Executive Severance Plan provides that, to the extent that Mr. Oberting or Ms. Cramér Manhem's employment agreements provide additional severance protections, they will continue to receive the employment agreement severance protections, to the extent they do not result in duplicative benefits under the Executive Severance Plan.

        For a discussion of the benefits awarded to NEOs in the event of a qualifying termination under the Executive Severance Plan, see the section entitled "2018 Potential Payments Upon a Termination or a Change in Control—Executive Severance Plan."

Retirement Benefits

        Sirius Group maintains a tax qualified 401(k) plan for our U.S. employees, including Messrs. Waters, Oberting, Boxer and Davis. Additionally, Ms. Cramér Manhem participates in a Swedish statutory pension scheme and, consistent with competitive practices in Sweden, receives supplemental retirement benefits from Sirius Group in the form of annual contributions to a non-qualified deferred compensation program. The Compensation Committee believes these benefits encourage retention and are part of delivering an overall competitive pay package necessary to recruit and retain talented executives. Please refer to the "2018 Summary Compensation Table," "2018 Nonqualified Deferred Compensation" table and related footnotes for additional information.

Perquisites

        Sirius Group provides the NEOs certain perquisites that the Compensation Committee believes are generally consistent with those provided to executives at similar levels at companies within our industry. The Compensation Committee believes that providing certain additional perquisites to our NEOs enhances retention while strengthening our relationships with our NEOs. In addition, certain of our NEOs receive housing allowances relating to their service in Bermuda. We believe that providing these housing allowances is necessary in order to attract and retain executive officers located in Bermuda. Please refer to the "2018 Summary Compensation Table" and related footnotes for additional information.

Other Executive Compensation Matters

Compensation Committee

        The Compensation Committee is responsible for determining and approving the individual elements of total compensation paid to the CEO and our other executive officers and for administering compensation practices affecting such other employees of the Company as the Compensation Committee deems appropriate, including the methodologies for determining employee and executive officer incentive compensation. The Compensation Committee also oversees the administration of executive compensation plans and certain employee benefits. At the time of the public listing, our board of directors appointed Ms. Keller and Messrs. Frucher and Rogers as members of the Compensation Committee, with Mr. Rogers serving as Chair of the Compensation Committee, and determined that each of the members of the Compensation Committee are independent, in accordance with applicable listing standards of Nasdaq.

        Our CEO annually presents the Compensation Committee with his evaluation of our executive officers (other than himself), considering their individual performances, responsibilities, and the contributions they made to the Company's accomplishments and his expectations for their future performance and succession plans. In connection with this evaluation, the CEO presents the Compensation Committee with his recommendations for the compensation of these executives. The Compensation Committee sets executive officer compensation, considering the CEO's recommendations as well as its own assessment of performance.

Clawback Policy

        In November 2018, the Board voluntarily adopted a recoupment or "clawback" policy. In the event that during the 12-month period following the filing with the SEC of Company financial statements that are later the subject of a material negative restatement (a "Restatement"), the Board may, and to the extent legally permitted, require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award (including any cash bonus or equity-based award) if:

  •
  the payment or award was predicated upon achieving certain financial results that were subsequently the subject of the Restatement;

  •
  the Board determines that the executive officer engaged in misconduct (including having actual knowledge of misconduct on the part of any other employee of the Company) that significantly contributed to the need for the Restatement; and

  •
  a lower payment or award would have been made to the executive officer based upon the restated financial results.

Policy on Hedging Transactions, Margin Accounts and Pledging

        In November 2018, the Board adopted an Insider Trading and Confidentiality Policy (the "Insider Trading Policy"). The Insider Trading Policy prohibits directors, employees, executive officers, and their family members who share their household from entering into hedging or monetization transactions or similar arrangements with respect to common shares of the Company, including the purchase or sale of puts and calls or the use of any other derivative instrument. In addition, the Insider Trading Policy prohibits directors, employees, executive officers and their family members who share their household from holding securities of the Company in a margin account or pledging securities as collateral for a loan.

 2018 NEO Compensation and Performance Summary

Overview of 2018 Results

        Underwriting results for 2018 were negative reflecting multiple catastrophes around the globe. Sirius Group's key underwriting return metric and overall return on equity were below the minimum payout levels for the year. Despite this financial performance, we believe that Sirius Group made significant progress positioning itself for the future by closing the Merger with Easterly Acquisition Corp., publicly listing on the Nasdaq Global Select Market, increasing shareholder diversification led by four globally recognized investment firms, and recruiting a strong, majority independent board of directors, among other achievements. Additionally, in connection with the Merger, the Company completed a private placement of Series B preference shares, common shares and warrants (the "Sirius Group Private Placement"). The Sirius Group Private Placement raised proceeds of $226.1 million.

Allan Waters, Chairman of the Board and CEO, Sirius Group

        Mr. Waters served as the Chairman and CEO of Sirius Group until February 9, 2019. Under Mr. Waters' leadership, Sirius Group returned $2.2 billion in capital to White Mountains during the period from 2007 through 2016, positioning it for the acquisition by CMIG International in 2016. Mr. Waters executed Sirius Group's new mission of growth by leading Sirius Group's expansion into the Casualty, Primary Surety and Environmental markets. By initiating strategic acquisitions, he further strengthened Sirius Group's position in the Accident & Health market.

        Mr. Waters' salary for 2018 was $500,000, which was unchanged relative to prior year. Mr. Waters had a target bonus of $250,000, or 50% of salary, which also remained unchanged from prior year. In connection with Mr. Waters' separation from the Company, he received an annual bonus for 2018 in the amount of $50,000 based upon the financial results of the Company and consistent with the overall funding of the Company's bonus pool at 20%. Mr. Waters used his $50,000 cash bonus payment and a portion of the vesting of his 2016-2018 Sirius Group LTIP performance shares to fund the Special Bonus. Mr. Waters elected to receive a cash payout with respect to the vesting of his 2016-18 Sirius Group LTIP performance share award under the 2016 LTIP in the amount of $1,157,050, less $114,444 used to fund the Special Bonus, for a net payout of $1,042,605. In addition, Mr. Waters received reimbursements for Bermudian housing costs, which totaled $275,000 for 2018, and was eligible for a home leave allowance for the equivalent of seven trips to the U.S. per year, with a maximum allowance of $15,000.

        In 2018, Mr. Waters was granted 275,024 Sirius Group LTIP performance shares for the 2018-2020 performance cycle with a target award value of $5,670,995, and in connection with the public listing, a one-time grant of performance share units under the 2018 Omnibus Incentive Plan with a target award value of $2,200,000.

Kernan (Kip) V. Oberting, President and Chief Executive Officer and former CFO, Sirius Group and President, Sirius Capital Markets, Inc.

        Mr. Oberting was appointed CEO of Sirius Group, beginning on February 9, 2019. Prior to that and during 2018, Mr. Oberting was President and CFO of Sirius Group and President of Sirius Capital Markets, Inc., the organization dedicated to management and direction of Sirius Group's strategic capital management function. In addition to leading Sirius Group's mergers and acquisition opportunities and activities, as President and CFO, Mr. Oberting was responsible for the capital strategy for the entire organization and for the assessment and execution of financial market opportunities and investment strategies.

        In October 2018, the Compensation Committee, based upon a peer group study prepared by FW Cook, approved an increase in Mr. Oberting's salary for 2018 to $500,000, which reflected a raise from $475,000 effective as of January 1, 2018. Mr. Oberting had a target bonus of $250,000, or 50% of salary, which remained unchanged from prior year as a percentage of base salary. Mr. Oberting received a cash bonus payout of $50,000, or 20% of target, consistent with the 2018 annual bonus funding from the overall bonus pool. Mr. Oberting used all of his $50,000 cash bonus payment and a portion of the vesting of his 2016-2018 Sirius Group LTIP performance shares to fund the Special Bonus.

        In addition, as recognition for Mr. Oberting's extensive contributions to the Merger, the public listing of the Company's common shares on the Nasdaq Global Select Market, and a favorable financing structure, Mr. Oberting was granted in February 2019 a supplemental retentive-based restricted share unit award under the 2018 Omnibus Incentive Plan with a target award value of $200,000, subject to three-year cliff vesting. Although this award was granted in recognition of 2018 performance, under the SEC executive compensation disclosure rules, this retentive award will be reported as compensation in the 2019 Summary Compensation Table.

        Mr. Oberting elected to receive common shares of the Company as a payout with respect to the vesting of his 2016-18 Sirius Group LTIP performance share award under the 2016 LTIP with a value of $466,676, less $16,326 used to fund the Special Bonus, for a net value of $450,350. In addition, Mr. Oberting receives reimbursements for Bermudian housing costs, which totaled $137,712 for 2018, and is eligible for a home leave allowance for the equivalent of seven trips to the U.S. per year, with a maximum allowance of $15,000.

        In 2018, Mr. Oberting was granted 118,720 Sirius Group LTIP performance shares under the 2016 LTIP for the 2018-2020 performance cycle with a target award value of $2,448,006 and in connection with the public listing, a one-time grant of performance share units under the 2018 Omnibus Incentive Plan with a target award value of $1,600,000.

Monica Cramér Manhem, Chief Operating Officer, Sirius Group and President and CEO, Sirius International

        Ms. Cramér Manhem serves as the Chief Operating Officer, Sirius Group and the President and CEO, Sirius International. In determining Ms. Cramér Manhem's 2018 compensation, the Compensation Committee considered Ms. Cramér Manhem's performance in leading Sirius International through challenging market conditions by focusing on the maintenance of sustainable, profitable underwriting and strengthening relationships. The Compensation Committee also considered her role in identifying and supporting initiatives to develop and strengthen Sirius Group's brand around the globe.

        Ms. Cramér Manhem's salary for 2018 was $496,607, which was unchanged relative to prior year in local currency. Ms. Cramér Manhem had a target bonus of $248,303, or 50% of salary, which also remained unchanged from prior year. Ms. Cramér Manhem received a discretionary cash bonus payout of $49,661, or 20% of target, consistent with the 2018 annual bonus funding from the overall bonus pool. Ms. Cramér Manhem used $34,188 of her cash bonus payout to fund the Special Bonus. In addition, in connection with her extensive contributions to the Merger and the public listing of the Company's common shares on the Nasdaq Global Select Market, Ms. Cramér Manhem received in February 2019 a supplemental retentive-based restricted share unit award under the 2018 Omnibus Incentive Plan with a target award value of $198,643, subject to three-year cliff vesting, for her contributions in 2018. Although this award was granted in recognition of 2018 performance, under the SEC executive compensation disclosure rules, this retentive award will be reported as compensation in the 2019 Summary Compensation Table.

        Ms. Cramér Manhem elected to receive common shares of the Company as payout with respect to the vesting of her 2016-2018 Sirius Group LTIP performance share award under the 2016 LTIP with a value of $240,554. In addition, Ms. Cramér Manhem receives a Company-provided car and participates in a nonqualified deferred compensation program, as further described in the "2018 Summary Compensation Table," "2018 Nonqualified Deferred Compensation" table and related footnotes.

        In 2018, Ms. Cramér Manhem was granted 57,177 Sirius Group LTIP performance shares under the 2016 LTIP for the 2018-2020 performance cycle with a target award value of $1,178,990, and in connection with the public listing, a grant of performance share units under the 2018 Omnibus Incentive Plan with a target award value of $1,600,000.

Gene Boxer, Executive Vice President, Chief Strategy Officer & Group General Counsel, Sirius Group

        Mr. Boxer serves as Sirius Group's Executive Vice President, Chief Strategy Officer & Group General Counsel, responsible for managing its legal and compliance functions globally. Mr. Boxer is also responsible for overseeing the execution of Sirius Group's strategic M&A and capital markets initiatives.

        In October 2018, the Compensation Committee, based upon a peer group study prepared by FW Cook, approved an increase in Mr. Boxer's salary for 2018 to $500,000, which reflected a raise from approximately $475,000, effective as of January 1, 2018. Mr. Boxer had a target bonus of $250,000, or 50% of salary, which remained unchanged from prior year as a percentage of base salary. Given Mr. Boxer's extensive contributions and overall value to Sirius Group, he received a discretionary cash bonus payout of $50,000, or 20% of target, consistent with the 2018 annual bonus funding from the overall bonus pool. Mr. Boxer used a portion of his annual bonus, $21,023, to fund the Special Bonus. In addition, in connection with Mr. Boxer's extensive contributions to the Merger, the public listing of the common shares of the Company on the Nasdaq Global Select Market and a favorable financing structure, Mr. Boxer was granted in February 2019 a supplemental retentive-based restricted share unit award under the 2018 Omnibus Incentive Plan with a target award value of $300,000, subject to three-year cliff vesting. Although this award was granted in recognition of 2018 performance, under the SEC executive compensation disclosure rules, this retentive award will be reported as compensation in the 2019 Summary Compensation Table.

        Mr. Boxer elected to receive common shares of the Company as payout with respect to the vesting of the 2016-18 LTIP performance shares under the 2016 LTIP with a value of $147,926.

        Mr. Boxer received a cash payment of $325,000 in August 2018 per the terms of his August 2016 offer of employment.

        In 2018, Mr. Boxer was granted 38,792 Sirius Group LTIP performance shares under the 2016 LTIP, which amount was subsequently increased in October 2018 by the Compensation Committee to 65,470 Sirius Group LTIP performance shares, for the 2018-2020 performance cycle with a target award value of $1,349,991, and in connection with the public listing, Mr. Boxer received a grant of performance share units under the 2018 Omnibus Incentive Plan with a target award value of $1,600,000.

Jeffrey W. Davis, Executive Vice President, CRO & Chief Actuary, Sirius Group

        Mr. Davis serves as Sirius Group's Executive Vice President, CRO & Chief Actuary, responsible for overseeing Sirius Group's loss reserving and risk management functions, including managing the internal economic capital model, managing key exposures and mitigating risk for multiple lines of business and geographic regions in the (re)insurance arena.

        Mr. Davis' salary for 2018 was $450,000, which was unchanged relative to prior year. Mr. Davis had a target bonus of $225,000, or 50% of salary, which also remained unchanged from prior year. Given Mr. Davis' extensive contributions and overall value to Sirius Group, Mr. Davis received a discretionary cash bonus payout of $45,000, or 20% of target, consistent with the 2018 annual bonus funding from the overall bonus pool. Mr. Davis' cash bonus is in part reflective of his direction of Sirius Group's reserving process as well as direction of Sirius Group's Group Supervision duties for the Bermuda Monetary Authority. In addition, in February 2019, Mr. Davis received a supplemental retentive-based restricted share unit award under the 2018 Omnibus Incentive Plan with a target award value of $135,000, subject to three-year cliff vesting for his contributions in 2018. Although this award was granted in recognition of 2018 performance, under the SEC executive compensation disclosure rules, this retentive award will be reported as compensation in the 2019 Summary Compensation Table.

        Mr. Davis elected to receive common shares of the Company as payout with respect to the vesting of his 2016-18 Sirius Group LTIP performance share award under the 2016 LTIP with a value of $209,572. In addition, Mr. Davis receives reimbursements for Bermudian housing costs, which totaled $275,000 for 2018.

        In 2018, Mr. Davis was granted 49,814 Sirius Group LTIP performance shares under the 2016 LTIP for the 2018-2020 performance cycle with a target award value of $1,027,165, and in connection with the public listing, a grant of performance share units under the 2018 Omnibus Incentive Plan with a target award value of $700,000.

Competitive Analysis and Compensation Program Enhancements Commensurate with Public Listing

Competitive Analysis

        In November 2017, the Compensation Committee engaged FW Cook to perform a competitive analysis of Sirius Group's compensation program.

        As noted above, the November 2017 study found that our compensation program for our senior executives is generally more variable than that at many of our peer companies. Specifically, the salaries and other fixed compensation components of Sirius Group's senior executives tend to be somewhat lower than that of Sirius Group's peers, while variable compensation opportunities tend to be greater than the average of Sirius Group's peers. The peers included in that study were: White Mountains Insurance Group, Validus, Renaissance Re, Hiscox, Aspen Insurance, Allied World Assurance Company, Maiden Holdings, Argo Group, OneBeacon Insurance Group, James River Group and Global Indemnity. Additional companies of interest for which compensation data was provided to the Compensation Committee included AXIS Capital, Arch Capital, Allegheny and Everest Group. This peer group was selected based on publicly traded companies that generally as a group (i) approximate to Sirius Group's scope of business and that of its subsidiaries, including revenue and market capitalization, (ii) are similar to us in the importance to their business of capital allocation, investments and risk management, (iii) compete with Sirius Group for a comparable pool of talent, and (iv) reflect Sirius Group's global presence.

        In anticipation of the Merger, the Compensation Committee again engaged FW Cook as a compensation consultant to assist the Compensation Committee in its review of executive and director compensation practices in light of the transition of Sirius Group from a private to a public company, and specifically, with respect to the competitiveness of Sirius Group's executive and director compensation, executive compensation program design matters, market trends and technical considerations. Prior to engaging FW Cook in anticipation of the Merger, the Compensation Committee reviewed and assessed the independence of FW Cook as a firm and the individuals providing advice to the Compensation Committee in compliance with Nasdaq's listing standards. The Compensation Committee determined that FW Cook as a firm and the relevant individual advisers were independent and that the work to be performed by FW Cook did not raise any conflict of interest.

        The nature and scope of services that FW Cook provided to the Compensation Committee during 2018 include the following: assistance with providing one-time equity grants to a select group of executives in connection with the closing of the Merger; competitive market compensation analyses; assistance with the redesign of executive compensation programs and resetting ongoing executive compensation levels for base salary, annual cash bonus and long-term incentives; assistance with finalizing the 2018 Omnibus Incentive Plan; assistance with non-change-in-control and change-in-control severance arrangements, including severance amounts for certain key executives; assistance with analyzing the director compensation program, including board cash and equity retainers, committee fees and leadership compensation; assistance with updating the Compensation Committee charter for a public company; and preparation for and attendance at selected Compensation Committee meetings.

        In evaluating Sirius Group's executive compensation program, the Compensation Committee has been advised by FW Cook as to the compensation levels of other companies that might compete with Sirius Group for executive talent. Competitive market data has been developed by FW Cook from several different sources, including proxy statements, and has been updated as deemed necessary.

        FW Cook provided its analysis in a report provided to the Compensation Committee in July 2018, and identified the following peer group companies for Sirius Group: White Mountains Insurance Group, Validus, Renaissance Re, Hiscox, Aspen Insurance, Maiden Holdings, Argo Group, James River Group and Global Indemnity. Additional companies of interest for which compensation data was provided to the Compensation Committee included AXIS Capital, Arch Capital and Everest Group.

        The peer companies in August 2018 were the same ones used by FW Cook in the compensation study performed for the Compensation Committee in November 2017 except that Allied World Assurance Company and OneBeacon Insurance Group were removed due to being acquired.

Management Transition Compensation

        The compensation of certain executive officers was revised in connection with the departure of Mr. Waters from the Company effective as of February 9, 2019. As Mr. Waters' separation was a termination without cause cause as defined in his employment agreement with the Company dated July 24, 2015 and in accordance with such employment agreement, Mr. Waters received a severance benefit equal to one time his base salary immediately before his separation, an annual bonus payment for 2018 based on actual performance targets, and a payment in connection with his 2019 annual bonus based on actual performance but equal to at least one half of his base salary. Mr. Waters will provide advisory services to the Company for a period of time, during which period he will continue to vest in pending long-term incentive awards in accordance with his employment agreement.

        Mr. Oberting was appointed CEO of the Company, effective as of the Departure Date. In connection with this appointment, the Company entered into an employment agreement with Mr. Oberting, effective as of the Departure Date. The employment agreement has an initial three-year term and automatically extends for one-year terms, unless either party provides notice of non-renewal at least 90 days prior to the expiration of the then-current term. Under the employment agreement, Mr. Oberting will receive an annual base salary of not less than $500,000, increasing to $1,000,000 on January 1, 2020, and is eligible to receive an annual cash bonus with a target opportunity of no less than 50% of base salary, increasing to 100% of base salary on January 1, 2020. Mr. Oberting is eligible to receive long-term incentives. On February 27, 2019 ("Grant Date"), the Compensation Committee granted Mr. Oberting an initial stock option award with a grant date value of $3,150,000, which will vest upon his continued employment through the third anniversary of the Grant Date, and a performance share unit equity award with three-year, cliff-vesting and a target payout level of $1,350,000. The employment agreement binds Mr. Oberting to certain non-solicitation and non-competition restrictions during the term of his employment and for a period of one year thereafter. If Mr. Oberting's employment is terminated by the Company without cause or Mr. Oberting resigns for good reason, as such terms are defined in the employment agreement, he will receive a severance benefit equal to one times his base salary immediately before his termination and an annual bonus for the year of termination that is not less than his target annual bonus. In addition, if Mr. Oberting provides post-termination advisory services to the Company following such a termination or his retirement in order to facilitate a transition to his successor, he will continue to vest in outstanding long-term incentive awards.

Report of the Compensation Committee on the Compensation Discussion and Analysis

        The Committee reviewed and discussed the "Compensation Discussion and Analysis" section included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in the 2018 Annual Report and this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

James (Jim) B. Rogers, Jr. (Chair)
Rachelle C. Keller
Meyer (Sandy) Frucher

 Executive Compensation Tables and Narratives

2018 Summary Compensation Table

        The following table provides compensation information for Sirius Group's principal executive officer, principal financial officer and other NEOs for services in their capacities as such during 2018.

Name and Principal Position	Year	Salary	Bonus(1)	Share Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Allan L. Waters,	2018	$500,000	$—	$2,200,000	$1,207,050	$292,793	$4,199,843
Former Chairman and	2017	$500,000	$6,827,486	—	$2,525,764	$208,514	$10,061,764
CEO, Sirius Group
Kernan (Kip) V. Oberting,	2018	$499,615	$—	$1,600,000	$516,676	$149,768	$2,766,059
President and CEO	2017	$471,154	$2,186,736	—	$707,491	$225,635	$3,591,016
(Former CFO), Sirius
Group and President,
Sirius Capital Markets,
Inc.
Monica Cramér Manhem,	2018	$496,607	$—	$1,600,000	$290,215	$171,134	$2,557,956
COO, Sirius Group and	2017	$439,025	$2,305,348	—	$356,104	$141,370	$3,241,847
President and CEO, Sirius
International(5)
Gene Boxer,	2018	$499,231	$325,000	$1,600,000	$197,926	$12,056	$2,634,213
Executive Vice President,	2017	$450,000	$325,000	—	$225,000	$11,700	$1,011,700
CSO & Group General
Counsel, Sirius Group
Jeffrey W. Davis,	2018	$450,000	$—	$700,000	$254,572	$287,556	$1,692,128
Executive Vice President,	2017	$450,000	$583,094	—	$533,621	$296,264	$1,862,979
CRO & Chief Actuary,
Sirius Group

(1)
The amount reported for Mr. Boxer represents a special bonus payment of $325,000 in August 2018 in connection with his joining Sirius Group in August 2016.

(2)
The amounts reported in this column for 2018 represent the IPO Incentive Program grants to the NEOs under the 2018 Omnibus Incentive Plan. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, and are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the IPO Incentive Program grants, the maximum value would be as follows: Mr. Waters—$3,300,000; Mr. Oberting—$2,400,000; Ms. Cramer Manhem—$2,400,000; Mr. Boxer—$2,400,000; and Mr. Davis—$1,050,000. See Note 14 to the Consolidated Financial Statements included in Sirius Group's Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating the amounts reported for 2018.

(3)
Amounts reported in this column represent payouts under the Sirius Group 2016-2018 LTIP, whereby participants had the option to be paid in cash or shares and all NEOs, other than Mr. Waters, elected to receive their payouts in common shares of Sirius Group, as follows, Mr. Waters—$1,157,050; Mr. Oberting—$466,676; Ms. Cramér Manhem—$240,554; Mr. Boxer—$147,926; and Mr. Davis—$209,572. The amounts reported reflect the awards made to Messrs. Oberting and Waters before deduction of the amounts used to fund the Special Bonus. Amounts reported in this column for 2018 also include annual bonuses paid to each NEO pursuant to the annual bonus program before deduction of the amounts from the Management Committee to fund the Special Bonus, as follows: (i) $50,000 for each of Messrs. Waters, Oberting, and Boxer; (ii) $49,661 for Ms. Cramér Manhem, and (iii) $45,000 for Mr. Davis. The amounts reported in this column do not include the restricted share units granted to NEOs in February 2019 as a supplemental award, as such awards will be reported as compensation in the 2019 Summary Compensation Table.

(4)
The amounts reported in this column consist of (i) housing allowances in Bermuda for Messrs. Waters, Oberting and Davis in the amounts of $275,000, $137,712 and $275,000, respectively, (ii) a car allowance for Ms. Cramér Manhem, (iii) health club reimbursements for Messrs. Waters and Davis, (iv) group life insurance premiums in the amount of $1,056 paid for the benefit of Messrs. Waters, Oberting, Boxer and Davis, (v) $11,000 in employer 401(k) contributions on behalf of Mr. Waters, Mr. Oberting, Mr. Boxer and Mr. Davis, (vi) $147,271 in Sirius Group contributions to a deferred compensation plan maintained for Ms. Cramér Manhem in Sweden and (vii) reimbursements for travel between the U.S. and Bermuda for Messrs. Waters and Oberting pursuant to their home leave allowances. The housing allowances were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid directly to the NEO.

(5)
Ms. Cramér Manhem is a Swedish resident and paid in Swedish Krona. Her 2018 salary, annual bonus and other compensation was awarded and paid in Swedish Krona and converted herein at the December 31, 2017 spot rate of 8.21. The share awards and bonuses were paid in U.S. dollars.

2018 Grants of Plan-Based Awards

        The following table provides information regarding the possible payouts to our NEOs in 2018 under the annual bonus program and the performance shares received by our NEOs in 2016, 2017 and 2018 under the 2016 LTIP, and with respect to the IPO Incentive Grants, the target number performance share units under the 2018 Omnibus Incentive Plan.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
										Grant date fair value of stock and option awards(4)
Name	Grant Date	Approval Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
Allan L. Waters	3/21/2018	3/21/2018	Annual Bonus(1)	$0	$250,000	$500,000
	3/21/2018	3/21/2018	2018 - 2020 LTIP(2)	$0	$5,670,995	$11,341,990
	8/6/2018	8/3/2018	IPO Incentive Grant(3)	—	—	—	—	127,725	191,588	$2,200,000
Kernan (Kip) V. Oberting	3/21/2018	3/21/2018	Annual Bonus(1)	$0	$250,000	$500,000
	10/31/2018	10/31/2018	2018 - 2020 LTIP(2)	$0	$2,448,006	$4,896,013
	8/6/2018	8/3/2018	IPO Incentive Grant(3)	—	—	—	—	92,891	139,337	$1,600,000
Monica Cramér Manhem	3/21/2018	3/21/2018	Annual Bonus(1)	$0	$248,303	$496,606
	3/21/2018	3/21/2018	2018 - 2020 LTIP(2)	$0	$1,178,990	$2,357,980
	8/6/2018	8/3/2018	IPO Incentive Grant(3)	—	—	—	—	92,891	139,337	$1,600,000
Gene Boxer	3/21/2018	3/21/2018	Annual Bonus(1)	$0	$250,000	$500,000
	3/21/2018	3/21/2018	2018 - 2020 LTIP(2)	$0	$799,994	$1,599,988
	10/31/2018	10/31/2018	2018 - 2020 LTIP(2)	$0	$549,997	$1,099,995
	8/6/2018	8/3/2018	IPO Incentive Grant(3)	—	—	—	—	92,891	139,337	$1,600,000
Jeffrey W. Davis	3/21/2018	3/21/2018	Annual Bonus(1)	$0	$225,000	$450,000
	3/21/2018	3/21/2018	2018 - 2020 LTIP(2)	$0	$1,027,155	$2,054,310
	8/6/2018	8/3/2018	IPO Incentive Grant(3)	—	—	—	—	40,639	60,959	$700,000

(1)
The amounts reported for the annual bonus represent threshold, target and maximum cash award levels set in 2018 under the 2018 annual bonus program. Please see Components of NEO 2018 Compensation—Annual Bonus for further information regarding the 2018 annual bonus program.

(2)
The amounts reported for the 2018-2020 LTIP represent the threshold, target and maximum cash-denominated performance share awards payable under the 2016 LTIP with respect to the 2018-2020 performance cycle. For actively employed NEOs, these performance shares are scheduled to vest on December 31, 2020 based on UROAE, ROAE, and Asia Technical Profit performance goals over the 2018-2020 performance cycle.

(3)
The grant of performance share units made on August 6, 2018 time vest as follows: 25% on December 31, 2019; 25% on December 31, 2020; and 50% at the end of the performance period on December 31, 2021. These grants performance vest in 25% increments based upon the ROE achieved for each performance period, except for the last performance period which 25% vests on the three-year average of the entire performance period.

(4)
The amounts reported in this column for 2018 represent the IPO Incentive Program grants to the NEOs under the 2018 Omnibus Incentive Plan. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, and are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. The number of shares was determined based upon the IPO share price of $17.22.

Description of Plan-Based Awards

        Non-equity incentive awards and equity awards reported in the 2018 Grants of Plan Based Awards table were granted to applicable NEOs under the Company's annual bonus program and the 2016 LTIP and 2018 Omnibus Incentive Plan, respectively.

Annual Bonuses under the Annual Bonus Program

        Please refer to the section entitled Compensation Discussion and Analysis—Components of 2018 NEO Compensation Components—Annual Cash Bonuses above for a description of the 2018 annual bonus award.

Equity Incentive Awards

        The number of performance share units awarded to each NEO was determined by dividing the target value to be delivered to each NEO by the IPO price of $17.22. As described above, the number of performance share units actually earned by the NEO is determined based on the achievement of the applicable performance conditions for the three-year performance period; any earned common shares will vest at the end of the performance period on December 31, 2021, except for the IPO Incentive Grant which shall time vest in 25% increments on December 31, 2019 and December 31, 2020 and 50% on December 31, 2021 based upon the ROE achieved for each performance period, except for the last performance period which 25% vests based on the three year average ROE for the entire performance period.

2018 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning the outstanding equity awards held by the NEOs as of December 31, 2018.

		Stock Awards
Name	Grant Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Allan Waters	8/6/2018	—	—	127,725	1,698,743
Kernan (Kip) V. Oberting	8/6/2018	—	—	92,891	1,235,450
Monica Cramér Manhem	8/6/2018	—	—	92,891	1,235,450
Gene Boxer	8/6/2018	—	—	92,891	1,235,450
Jeffrey W. Davis	8/6/2018	—	—	40,639	540,499

(1)
The awards reported in this table vest as follows: 25% on December 31, 2019; 25% on December 31, 2020; and 50% at the end of the performance period on December 31, 2021. These grants performance vest in 25% increments based upon the ROE achieved for each performance period, except for the last performance period which 25% vests on the three-year average ROE. Since the performance period began on January 1, 2019, the awards, for the purposes of this table, are reported at target value.

(2)
Market value is determined based on the December 31, 2018 closing stock price of $13.30 per share.

2018 Option Exercises and Shares Vested

        There were no options exercised or common shares vested in 2018.

2018 Pension Benefits

        The Company does not provide any qualified or nonqualified defined benefit pension plan participation to its NEOs.

2018 Nonqualified Deferred Compensation

        Except as described below, none of our NEOs participated in a nonqualified deferred compensation arrangement in 2018. The following table provides information regarding a nonqualified deferred compensation plan provided to Ms. Cramér Manhem in Sweden for the year ended December 31, 2018.

Name	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Monica Cramér Manhem	$147,271	$37,314	$950,480	(1)

(1)
Ms. Cramér Manhem is a Swedish resident and paid in Swedish Krona. The aggregate balance at last fiscal year end has been converted to U.S. dollars using the December 31, 2017 spot rate of 8.21.

        Ms. Cramér Manhem participates in a nonqualified deferred compensation plan for select employees in Sweden. Pursuant to the terms of Ms. Cramér Manhem's employment agreement, beginning in March 2014, Sirius Group makes an annual contribution to the plan in a minimum amount equal to SEK 1,100,004 (or $121,482, based on a December 30, 2016 conversion rate), but adjusted to reflect cost of living adjustments in Sweden. As noted above, the contribution rate for 2018 was $147,271. Ms. Cramér Manhem does not make any corresponding contributions to the plan. Contributions are invested in a variety of generally available mutual funds and indexes, as selected by Ms. Cramér Manhem. Payments from the plan will occur following Ms. Cramér Manhem's retirement over a payment period as selected by Ms. Cramér Manhem.

2018 Potential Payments Upon a Termination or a Change in Control

        The following table reflects the potential payments and benefits to which each of our NEOs would be entitled in the event of a termination of his or her employment or change in control of Sirius Group as of December 31, 2018. The amounts shown in the table below are estimates and were calculated assuming that the termination of employment or change in control was effective as of December 31, 2018 based on the employment arrangement that existed between Sirius Group and the respective NEO at such date. The actual amounts that would be paid to a NEO can only be determined at the time of the termination of employment or change in control. The section entitled "Employment Arrangements" below contains a summary of the material terms of the employment arrangements we have with each of the NEOs shown in the table below, including terms related to any payments to which the NEO would be entitled in connection with a termination of his or her employment or change in control of Sirius Group. In addition, as discussed below, the 2016 LTIP and the 2018 Omnibus Incentive Plan provide for certain benefits upon a qualifying termination of employment.

Name	Cash Severance(1)	Bonus(2)	Continuation of Medical Benefits(3)	LTIP Awards(4)	IPO Incentive Grants(5)	Other(6)	Total
Allan L. Waters(7)
Death/Disability	—	$50,000	—	$3,648,394	$1,698,743	—	$5,397,137
Termination without Cause/for Good Reason	$500,000	$250,000	$35,290	$2,049,718	$1,698,743	$90,000	$4,623,751
Retirement	—	—	$35,290	$2,049,718	$1,698,743	$90,000	$3,873,751
CIC Qualifying Termination	$500,000	$250,000	$35,290	$10,949,894	$1,698,743	$90,000	$13,523,927
Kernan (Kip) V. Oberting(8)
Death/Disability	—	$50,000	—	$1,574,906	$1,235,450	—	$2,860,356
Termination without Cause/for Good Reason	$500,000	$250,000	$287,167	$884,804	$1,235,450	$396,000	$3,553,421
Retirement	—	—	—	—	—	—	—
CIC Qualifying Termination	$1,000,000	$250,000	$287,167	$4,726,754	$1,235,450	$396,000	$7,895,371
Monica Cramér Manhem(9)
Death/Disability	—	$49,661	—	$758,495	$1,235,450	—	$2,043,606
Termination without Cause/for Good Reason	$496,607	$248,304	$2,650	$501,418	$1,235,450	$238,779	$2,723,208
Retirement	—	—	$2,650	$501,418	$1,235,450	$238,779	$1,978,297
CIC Qualifying Termination	$993,214	$248,304	$2,650	$2,276,463	$1,235,450	$238,779	$4,994,860
Gene Boxer
Death/Disability	—	—	—	$600,796	—	—	$600,796
Termination without Cause/for Good Reason	$500,000	$50,000	$26,867	$57,762	—	—	$634,629
Retirement	—	—	—	—	—	—	—
CIC Qualifying Termination	$1,000,000	$250,000	$53,733	$1,937,367	$1,235,450	—	$4,476,550

Name	Cash Severance(1)	Bonus(2)	Continuation of Medical Benefits(3)	LTIP Awards(4)	IPO Incentive Grants(5)	Other(6)	Total
Jeffrey W. Davis
Death/Disability	—	—	—	$660,815	—	—	$660,815
Termination without Cause/for Good Reason	$450,000	$45,000	$18,775	$81,835	—	—	$595,610
Retirement	—	—	—	—	—	—	—
CIC Qualifying Termination	$900,000	$225,000	$37,550	$1,983,300	$540,499	—	$3,686,349

(1)
For each NEO, with the exception of Mr. Waters, the amount payable upon a "CIC Qualifying Termination" represents a lump sum payment equal to two times annual base salary in the event of a termination without cause or for good reason within 24 months following a change in control in accordance with the Executive Severance Plan. For each of Messrs. Oberting, Davis, and Boxer, the amount payable upon a termination without cause or for good reason that is not a CIC Qualifying Termination represents continued annual base salary paid for one year in accordance with the Executive Severance Plan. Pursuant to the terms of their employment agreements, for each of Messrs. Oberting and Waters and Ms. Cramér Manhem, the amount payable upon a termination without cause or for good reason that is not a "CIC Qualifying Termination" represents a lump sum payment equal to one times annual base salary.

(2)
These amounts represent payments of each NEO's annual bonus for the year in which termination occurs, calculated based on actual performance through the end of such year. The bonuses are paid in the fiscal year following the year in which termination occurred and are paid at the same time that annual bonuses are paid to other bonus-eligible employees. For Messrs. Davis and Boxer, in the event of a termination without cause or for good reason, payment is prorated based on the number of days worked in the year of termination. Pursuant to the terms of the employment agreements for Messrs. Oberting and Waters and Ms. Cramér Manhem, payment is not prorated in the event of such a termination, and the NEO is eligible to receive the full amount. For all NEOs, payment is not prorated in the event of a CIC Qualifying Termination. Mr. Waters' and Ms. Cramér Manhem's payments additionally will be no lower than target in the event of a termination without cause or for good reason, whether or not following a change in control. Furthermore, Mr. Waters or his representative may also receive a prorated portion of his annual bonus based on actual performance in the event of his termination due to death or disability, and Ms. Cramér Manhem's representative would be entitled to receive such a bonus in the event of her death.

(3)
These amounts represent payments to compensate Messrs. Davis and Boxer for the difference between monthly COBRA health continuation coverage premiums paid by the NEO and the monthly premiums paid by similarly situated active participants. Such payments continue for a period of two years in the event of a CIC Qualifying Termination and one year in the event of a termination without cause or for good reason that is not a CIC Qualifying Termination. With respect to Messrs. Oberting and Waters, the amounts represent the cost to the Company for their share of the premium costs to continue medical benefits during the term of the advisory period, and with respect to Ms. Cramér Manhem, this cost represents costs to the Company to continue medical benefits during the term of the advisory period. The advisory period concludes, for Ms. Cramér Manhem, two years from the date of termination, and for Messrs. Waters and Oberting, on the date they become eligible for COBRA.

(4)
In the event of death/disability, the amounts reported for all NEOs, represent the pro rata value of the outstanding 2017-2019 and 2018-2020 LTIP awards at target. In the event of retirement, the amounts reported for Mr. Waters and Ms. Cramér Manhem represent the full 2017-2019 and 2018-2020 LTIP awards at the forecasted value. In the event of termination without cause or for good reason, the amounts reported in this column for all NEOs represent the full 2017-2019 LTIP awards at the forecasted value, and with respect to Messrs. Oberting and Waters and Ms. Cramér Manhem the full value of the 2018-2020 LTIP awards at the forecasted value pursuant to their employment agreements. In the event of a CIC Qualifying Termination, the amounts reported represent the full 2017-2019 and 2018-2020 LTIP awards at the maximum value for the years earned and the target amount for the years unearned. The amounts reported in this column do not include the value of the vesting of the 2016-2018 LTIP awards, which award were deemed vested and earned as of December 31, 2018.

(5)
The amounts reported in this column represent the treatment of the IPO Incentive Grant in the event of: (i) death/disability or termination without cause or for good reason, in which the full award is reported at the target value for each of Messrs. Oberting and Waters and Ms. Cramér Manhem pursuant to their employment agreements; (ii) retirement, in which case the full award is reported at the target value for each of Mr. Waters and Ms. Cramér Manhem pursuant to their employment agreements; and (iii) a CIC Qualifying Termination, in which case the full award is reported at the target value for each of the NEOs pursuant to the 2018 Omnibus Incentive Plan.

(6)
For Messrs. Oberting and Waters and Ms. Cramér Manhem, pursuant to the terms of their employment agreements, these amounts represent payments that the NEO would receive under the advisory services arrangement following an applicable termination of employment. For Ms. Cramér Manhem, the amounts additionally include the sum of the monthly payments she would receive as consideration for her entering into non-compete restrictions for a period of six months after termination. For purposes of this table, it is assumed that Ms. Cramér Manhem does not obtain any other employment and therefore receives monthly payments equal to the maximum of 60% of her base salary calculated at the time of termination. If Ms. Cramér Manhem does obtain employment during the post-termination non-compete period, these payments would be reduced by the amount of compensation received from such other employment.

(7)
Pursuant to Mr. Waters' employment agreement, Mr. Waters is eligible to be reimbursed for the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), in the event that certain payments constituting "parachute payments" received by Mr. Waters in connection with a change in control are deemed "excess parachute payments" under Section 280G of the Code. If a change in control and termination of Mr. Waters employment occurred as of December 31, 2018, Mr. Waters would not have been entitled to receive any excise tax gross-ups.

(8)
Mr. Oberting was neither a party to an employment agreement nor a participant in the Company's Executive Severance Plan as of December 31, 2018. Therefore, he would not have been entitled to any severance benefits upon a termination of employment on such date. However, because Mr. Oberting entered into an employment agreement in January 2019 and a participation agreement in February 2019, we are electing to include in the table the amounts he would have received under such arrangements assuming that they were in effect on December 31, 2018.

(9)
Ms. Cramér Manhem's employment agreement does not provide for any type of severance in the event of the termination of her employment due to her disability. Therefore, while she would be entitled to the more favorable severance benefits if her employment terminates due to her disability under the Executive Severance Plan.

Employment Arrangements

        As of December 31, 2018, we had entered into employment agreements with Mr. Waters and Ms. Cramér Manhem that generally provide for minimum base salaries, annual cash bonus and long term incentive opportunities under the Company's annual bonus program and long term incentive plans (subject to the achievement of annual performance goals) and severance benefits in the case of certain termination events. As of December 31, 2018, Messrs. Oberting, Davis and Boxer were not parties to an employment agreement. In January 2019, the Company entered into an employment agreement with Mr. Oberting, effective as of February 9, 2019, in connection with his appointment as CEO.

Allan L. Waters

        In connection with our acquisition by CMIG International, we entered into an employment agreement with Mr. Waters, effective July 24, 2015. The employment agreement binds Mr. Waters to certain non-solicitation and non-competition restrictions during the term of his employment and any period during which he provides advisory services (as described below) and for a period of one year after the termination of his employment (or his advisory services, if any).

        The employment agreement provided, among other things, that if Sirius Group terminated Mr. Waters due to disability, or the employment agreement terminates automatically due to his death, Mr. Waters would receive a pro rata bonus for the year of termination based on actual performance, and his outstanding 2016 LTIP awards would be treated in accordance with the 2016 LTIP. In the event Mr. Waters' employment was terminated without "cause," or Mr. Waters terminated his employment for "good reason" (each, as defined in the employment agreement), subject to his execution of a release, Sirius Group would pay Mr. Waters a lump sum equal to Mr. Waters' then-current annual base salary, and Mr. Waters would receive an annual bonus (without pro ration for time) based on actual performance but no less than the target bonus opportunity for the year of termination. In addition, if Mr. Waters' employment terminated without cause or for good reason, or he retired with the consent of Sirius Group, subject to his execution of a release, he would be eligible to remain as an advisor to Sirius Group under his employment agreement. The term of Mr. Waters' advisory services under his employment agreement would commence on a qualifying termination of employment and continue until the later of (i) the first date on which the expiration of his COBRA participation under Sirius Group's applicable health plan would result in immediate Medicare eligibility (April 2021) and (ii) the last date on which his outstanding long-term incentive awards are earned in accordance with their terms. During the advisory services period, Mr. Waters would receive an annual base salary of $30,000 and continued health care coverage, and his outstanding long-term incentive awards would continue to vest in accordance with their terms. However, the advisory services period would terminate automatically if Mr. Waters obtained employment during such period, and the advisory services period could also be terminated early for cause, due to death or disability, or by Mr. Waters for any reason. In the event of a termination of Mr. Waters' employment without cause or due to good reason that results in the payment of excise taxes under Section 4999 of the Code, Mr. Waters would be entitled to an additional payment equal to such excise taxes.

        As of December 31, 2018, Mr. Waters did not participate in the Company's Executive Severance Plan.

        On January 30, 2019, the Board approved a succession plan pursuant to which Mr. Oberting replaced Mr. Waters as CEO of the Company, effective as of February 9, 2019. As Mr. Waters' separation was a termination without "cause" (as defined in his employment agreement), he received a lump sum payment equal to his annual base salary immediately before his separation and an annual bonus payment for 2018 based on actual performance. Additionally, at the time that 2019 annual bonuses are paid to other bonus-eligible employees, Mr. Waters will receive a payment in connection with his 2019 annual bonus based on actual performance but equal to at least his target. Pursuant to Mr. Waters' employment agreement and in accordance with the terms relating to advisory services as described in the foregoing paragraph, he will provide advisory services to the Company for a period of time during which period he will continue to vest in pending long-term incentive awards in accordance with his employment agreement.

Monica Cramér Manhem

        In connection with our acquisition by CMIG International, we entered into an employment agreement with Ms. Cramér Manhem, effective July 24, 2015. The employment agreement does not have a fixed term. The employment agreement binds Ms. Cramér Manhem to certain non-solicitation and non-competition restrictions during the term of her employment and any period during which she provides advisory services (as described below) and for a period of six months after the termination of her employment (or her advisory services, if any). During the post-termination non-compete period, Ms. Cramér Manhem is eligible to receive additional monthly payments from Sirius Group equal to the difference between compensation received from any other employment and her base salary from Sirius Group, with no payment to exceed 60% of her monthly base salary at the time of such termination of employment, and which payments will equal 60% of such base salary if she is not employed during such period. However, no monthly payments are available during any period during which Ms. Cramér Manhem receives severance from Sirius Group or if her employment is terminated due to retirement or her material breach of the employment agreement.

        The employment agreement provides that if Ms. Cramér Manhem's employment terminates due to death, Ms. Cramér Manhem will receive a pro rata bonus for the year of termination based on actual performance, and her outstanding 2016 LTIP awards will be treated in accordance with the 2016 LTIP. In the event Ms. Cramér Manhem's employment is terminated by Sirius Group without "cause," or Ms. Cramér Manhem terminates her employment for "good reason" (each, as defined in the employment agreement), subject to her execution of a release, Sirius Group will pay Ms. Cramér Manhem a lump sum equal to her then-current annual base salary, and she will receive an annual bonus (without pro ration for time) based on actual performance but no less than the target bonus opportunity for the year of termination. In addition, if Ms. Cramér Manhem's employment terminates without cause or for good reason, or she retires with the consent of Sirius Group, subject to her execution of a release, she will be eligible to remain as an advisor to Sirius Group under her employment agreement. The term of Ms. Cramér Manhem's advisory services under her employment agreement commences on a qualifying termination of employment and continues until the earlier of the second anniversary of such termination and the last date on which her outstanding long-term incentive awards are eligible to vest in accordance with their terms. However, the advisory services period will terminate automatically if Ms. Cramér Manhem obtains employment during such period, and the advisory services period may also be terminated early for cause, due to death, or by Ms. Cramér Manhem for any reason. During the advisory services period, Ms. Cramér Manhem will receive an annual base salary of $30,000 and continued health care coverage, and her outstanding long-term incentive awards will continue to vest in accordance with their terms. The employment agreement also provides that in the event of Ms. Cramér Manhem's retirement between the ages of 64 and 65, Ms. Cramér Manhem will receive an additional payment equal to 75% of her pensionable salary, as determined under the occupational pension plan provided in Sweden. As of December 31, 2018, Ms. Cramér Manhem was not eligible for this additional retirement payment.

        As of December 31, 2018, Ms. Cramér Manhem was a participant in the Company's Executive Severance Plan, as described below. The Executive Severance Plan provides that, to the extent that Ms. Cramér Manhem's employment agreement entitles her to additional severance protections, she will continue to be eligible for the severance under the employment agreement to the extent such severance does not result in duplicative benefits under the Executive Severance Plan.

Kernan (Kip) V. Oberting

        On January 30, 2019, the Company entered into an employment agreement with Mr. Oberting, effective February 9, 2019. While Mr. Oberting was not a party to an employment agreement on December 31, 2018 or a participant in the Company's Executive Severance Plan, for the purposes of the table above, we have elected to include in the table the amounts he would have received under such arrangements assuming they were in effect on December 31, 2018.

        Mr. Oberting's employment agreement has an initial three-year term and automatically extends for one-year terms, unless either party provides notice of non-renewal at least 90 days prior to the expiration of the then-current term. The employment agreement binds Mr. Oberting to certain non-solicitation and non-competition restrictions during the term of his employment and any period during which he provides advisory services (as described below) and for a period of 12 months after the termination of his employment (or his advisory services, if any).

        The employment agreement provides, among other things, that if Sirius Group terminates Mr. Oberting due to disability, or the employment agreement terminates automatically due to his death, Mr. Oberting will receive a pro rata bonus for the year of termination based on actual performance, and subject to his or his representative's execution of a release, his outstanding equity awards will be treated in accordance with the 2016 LTIP and the 2018 Omnibus Incentive Plan. In the event Mr. Oberting's employment is terminated by Sirius Group without "cause," or Mr. Oberting terminates his employment for "good reason" (each, as defined in the employment agreement), subject to his execution of a release, Sirius Group will pay to Mr. Oberting a lump sum equal to his then-current annual base salary, and Mr. Oberting will receive an annual bonus (without pro ration for time) based on actual performance but no less than the target bonus opportunity for the year of termination. In addition, if Mr. Oberting's employment terminates without cause or for good reason, or he retires with the consent of Sirius Group after attaining age 62 and completing at least 10 years of service, subject to his execution of a release, he will be eligible to remain as an advisor to Sirius Group under his employment agreement. The term of Mr. Oberting's advisory services under his employment agreement commences on a qualifying termination of employment and continues until the later of (i) the first date on which the expiration of his COBRA participation under Sirius Group's applicable health plan would result in immediate Medicare eligibility and (ii) the last date on which his outstanding long-term incentive awards are eligible to vest in accordance with their terms. However, the advisory services period will terminate automatically if Mr. Oberting obtains employment during such period, and the advisory services period may also be terminated early for cause, due to death or disability, or by Mr. Oberting for any reason. During the advisory services period, Mr. Oberting will receive an annual base salary of $30,000 and continued health care coverage, and his outstanding long-term incentive awards will continue to vest in accordance with their terms.

        As of December 31, 2018, Mr. Oberting was not a participant in the Company's Executive Severance Plan. However, Mr. Oberting commenced participation in the Executive Severance Plan in February 2019. The Executive Severance Plan provides that, to the extent that Mr. Oberting's employment agreement entitles him to additional severance protections, he will continue to be eligible for the severance under the employment agreement to the extent such severance does not result in duplicative benefits under the Executive Severance Plan.

2016 LTIP

        The 2016 LTIP under which the NEOs hold outstanding performance shares provides for accelerated or continued vesting of outstanding equity awards upon certain qualifying terminations of employment. In general, each performance share award is subject to a three-year performance cycle but may be accelerated in the case of a termination due to disability, retirement or death. If a participant dies or becomes disabled, the performance shares will immediately accelerate on a pro-rata basis. If a participant retires, then the 2016 LTIP provides that the Compensation Committee may accelerate vesting in its sole discretion. In addition, as noted in the "Employment Arrangements" section above, Messrs. Oberting and Waters' and Ms. Cramér Manhem's employment agreements provide for continued vesting during a period of service as an advisor following a termination without cause, a resignation for good reason or retirement with the consent of Sirius Group (and in the case of Mr. Oberting, retirement also requires him to meet certain age and service requirements).

        In the event that an NEO experiences a termination without cause or constructive termination or there is an adverse change to the 2016 LTIP, each within 24 months following a change in control, the portion of each outstanding award for which time-based vesting has already occurred will pay out at the maximum, and the remaining portion will immediately accelerate on a pro-rata basis at the greater of actual performance and target, with the underlying share value determined based on the greatest of the value of a common share: (A) immediately prior to the change in control; (B) five business days after the change in control; and (C) on the date of termination.

        As noted in the CD&A, the 2016 LTIP was amended in 2018 to provide for continued vesting in the case of a termination by the Company without cause or by the participant for good reason other than during the 24-month period following a change in control. For these qualifying terminations of employment, our NEOs will continue to vest in outstanding awards for 12 months following such termination of employment. The ability to receive payments during these vesting continuation periods will be subject to actual performance.

2018 Omnibus Incentive Plan

        Subject to the terms of the applicable award agreement, upon a "change in control" (as defined in the 2018 Omnibus Incentive Plan), the Board may, in its discretion, determine whether some or all outstanding options and share appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted share awards and restricted share unit awards will lapse in full or in part and whether the performance measures applicable to some or all outstanding awards will be deemed to be satisfied. The Board may further require that shares of stock of the surviving entity resulting from such a change in control, or a parent thereof, be substituted for some or all of the common shares subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder and be immediately cancelled by us in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us or a combination of both cash and such shares of stock.

Executive Severance Plan

        As discussed in the CD&A, in September 2018, Sirius Group adopted the Executive Severance Plan, which provides for severance terms applicable to each of our participating NEOs relating to severance and post-employment benefits provided upon certain termination events. All of our continuing NEOs currently participate in the Executive Severance Plan. In general, the Executive Severance Plan provides our NEOs with severance in the event of an involuntary termination without cause or a resignation by the NEO for good reason. For these qualifying terminations of employment prior to a change in control, our NEOs will receive severance benefits equal to one times base salary, any earned but unpaid annual bonus for the year prior to termination, a pro-rata annual bonus for the year of termination with the payout for such bonus based on actual performance, and medical continuation benefits for 12 months. In the event of such a qualifying termination of employment within 24 months following a change in control, the severance benefits are the same, except (i) the severance pay is increased to two times base salary; (ii) the medical continuation period is increased to two years for the NEOs; (iii) the prorated annual bonus for the year of termination is paid at the target level of performance; and (iv), all outstanding equity compensation awards will become fully vested, with the attainment or deemed attainment of any applicable performance conditions determined under the terms of the applicable equity compensation plan or award agreements. Our NEOs may also be entitled to more limited severance benefits in the event the Company chooses to enforce the non-compete restrictive covenant upon a resignation of the NEO without good reason. In such event, our NEOs will receive base salary and health benefits during the term of the non-compete. In all cases, in order to be eligible to receive severance payments, pursuant to the Executive Severance Plan, the NEO must execute a release in the Company's favor.

        The Executive Severance Plan provides that, to the extent that Mr. Oberting's or Ms. Cramér Manhem's employment agreements provide additional severance protections, they will continue to receive the employment agreement severance protections, to the extent they do not result in duplicative benefits under the Executive Severance Plan.

Equity Compensation Plan Information

        The following table sets forth certain information as of December 31, 2018 about our common shares that may be issued upon the settlement of equity awards under all compensation plans under which equity securities are reserved for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	756,183	N/A	13,334,246
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	756,183	N/A	13,334,246

(1)
Reflects the target number of common shares of the Company to be awarded upon the vesting of the IPO Incentive Grant at target performance; actual vesting is based upon actual ROE performance relative to target and can vary between 0% and 150%. This column excludes shares that may be issued pursuant to outstanding performance shares under the 2016 LTIP. When vested, (i) each performance share will be valued at the market price at time of payout and (ii) the Compensation Committee has discretion to settle these awards in common shares, rather than cash.

(2)
Includes shares reserved for issuance under the 2018 Omnibus Incentive Plan and the 2016 LTIP. As noted above, the Compensation Committee retains the discretion to settle outstanding awards under the 2016 LTIP in common shares. No further equity awards will be made under the 2016 LTIP. The maximum number of shares that may be issued in connection with the outstanding performance shares granted under the 2016 LTIP is 4,345,269.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

        As required by Section 14A of the Exchange Act, we are asking our shareholders to vote, on an advisory basis, to approve the compensation of our named executive officers as described in this proxy statement. We believe that the compensation policies for the named executive officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our shareholders. Shareholders are urged to read the Compensation Discussion and Analysis, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

"Say-on-Pay" Vote

        In this advisory shareholder vote, commonly referred to as a "say-on-pay" vote, we are asking shareholders to indicate their support for our named executive officer's compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

        Accordingly, the following resolution is submitted to shareholders for an advisory vote at the annual meeting:

        RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this proxy statement.

Recommendation of Our Board

        OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE FREQUENCY OF AN ADVISORY VOTE ON
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        As required by Section 14A of the Exchange Act, in addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, commonly referred to as a "say-on-pay" vote, we are also providing shareholders with the opportunity to cast an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years, commonly known as a "say-on-frequency" vote.

        Our Board values shareholders' opinions and believes it would benefit from direct, timely feedback on the Company's executive compensation program. Accordingly, after careful consideration, our Board has recommended a frequency of every one year for the say-on-pay vote. We believe that say-on-pay votes should be conducted every year so that our shareholders have an opportunity to express their views on our executive compensation programs, policies and practices on an annual basis. Setting a period of one year for say-on-pay votes will provide shareholders with an opportunity to annually assess the effectiveness of our executive compensation programs, while providing us with timely feedback from our shareholders about our compensation structure. An annual say-on-pay vote will provide the highest level of accountability and communication, as it gives us an opportunity each year to engage in a dialogue with our shareholders to better understand the results of the advisory vote and to respond swiftly to shareholder feedback by making adjustments to our compensation practices, as appropriate. We also believe that from a corporate governance perspective, an annual say-on-pay vote would ensure procedural consistency from year to year.

        The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining). The following resolution is submitted to shareholders for an advisory vote at the annual meeting:

        RESOLVED, that the shareholders advise the Company to hold a non-binding advisory shareholder vote to approve the compensation paid to the Company's named executive officers every:

  •
  one year;

  •
  two years; or

  •
  three years.

        The affirmative vote of the majority of the votes cast at the annual meeting is required to approve one year, two years, or three years as the shareholders' recommended frequency on this proposal. However, if none of the options receives the vote of a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our shareholders. As this is an advisory vote, the results will not be binding on the Company, our Board or the Compensation Committee. Our Board may decide that it is in the best interest of our shareholders to hold the advisory vote on the compensation of our named executive officers more or less frequently than the option recommended by our shareholders. However, our Board and the Compensation Committee will consider the voting results, as appropriate, when determining the frequency of such future votes.

Recommendation of Our Board

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE FREQUENCY OF "ONE YEAR" FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

 REPORT OF THE AUDIT & RISK MANAGEMENT COMMITTEE

        The following Report of the Audit & Risk Management Committee does not constitute "soliciting material" and shall not be deemed "filed" or incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference into a document filed under the Securities Act or the Exchange Act.

        Management is responsible for the preparation and presentation of Sirius Group's consolidated financial statements, its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles of the United States of America and expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit & Risk Management Committee to discuss any matters they deem appropriate.

        The Audit & Risk Management Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting processes of Sirius Group. Its primary responsibilities include the oversight of:

  •
  The Company's accounting and financial reporting processes and the audit of the Company's financial statements;

  •
  The Company's compliance with legal and regulatory requirements;

  •
  The qualifications, independence and performance of the Company's external independent auditor; and

  •
  The performance of the Company's internal auditing department.

        The Audit & Risk Management Committee has established a Charter which outlines its primary duties and responsibilities. The Audit & Risk Management Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at http://ir.siriusgroup.com/.

        In the performance of its oversight function, the Audit & Risk Management Committee has considered and discussed with management and the Company's independent auditor, PricewaterhouseCoopers LLP ("PwC"), the Company's audited consolidated financial statements for the year ended December 31, 2018, and the Company's disclosures in the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. The Audit & Risk Management Committee has met with each of the Company's Senior Vice President, Global Head of Internal Audit and PwC's senior engagement partners, with and without management present, to discuss audit results, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit & Risk Management Committee has discussed with PwC the matters required to be discussed pursuant to the applicable requirements of the PCAOB and the SEC. Finally, the Audit & Risk Management Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit & Risk Management Committee concerning independence, and has discussed with PwC the firm's independence from the Company.

        Based upon the reports and discussion described in this report, the Audit & Risk Management Committee, in accordance with its responsibilities, recommended to the Board, and the Board approved, inclusion of the audited financial statements for the year ended December 31, 2018 in Sirius Group's 2018 Annual Report on Form 10-K.

Audit & Risk Management Committee
Rachelle C. Keller (Chair)
Robert L. Friedman
Alain M. Karaoglan

PROPOSAL FOUR

APPROVAL OF PRINCIPAL INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM AND RATIFICATION OF REMUNERATION

        The Audit & Risk Management Committee has appointed PwC to serve as our independent registered certified public accounting firm for the year ending December 31, 2019. As required by our bye-laws and applicable law, the appointment of PwC and the fixing of PwC's remuneration must be approved by the shareholders at the annual meeting. If shareholders do not approve the appointment of PwC and ratify the Audit and Risk Committee's determination of PwC's remuneration, the Audit & Risk Management Committee will consider the appointment of another independent registered certified public accounting firm.

        Representatives of PwC are excepted to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

        The services performed by PwC in 2018 and 2017 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations. From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described below. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

        Aggregate fees for professional services rendered by PwC for the years ended December 31, 2018 and 2017 were:

	Total Fees Year Ended December 31,
	2018	2017
	(in thousands)
Audit fees(a)	$8,420,232	$3,462,393
Audit-related fees(b)	128,624	2,943,691
Tax fees(c)	164,467	257,522
All other fees(d)	15,000	102,408

Total	$8,728,323	$6,766,014

(a)
The fees in this category were for professional services rendered in connection with (i) the audits of the Company's annual financial statements, (ii) the review of the Company's quarterly financial statements included in its Quarterly Reports on Form 10-Q, (iii) audits of the Company's subsidiaries, (iv) engagements required by federal, state or foreign regulatory agencies, and (v) services that generally only the Company's independent registered public accounting firm reasonably can provide, such as comfort letters and consents. Fees for fiscal year 2018 also consisted of professional services rendered in connection with the filing of the Company's Registration Statements on Forms S-1 and S-4 in connection with the Merger. The fees reported include expense reimbursements of out-of-pocket expenses of $70,540 and $118,308 in 2018 and 2017, respectively.

(b)
The fees in this category were for professional services rendered in connection with (i) actuarial certifications of loss reserves in 2018 and 2017 and (ii) due diligence related to certain transactions in 2017.

(c)
The fees in this category were for professional services rendered in connection with tax consulting, planning and compliance services.

(d)
The fees in this category were for access to PwC's proprietary technical research and actuarial software.

        The Audit & Risk Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PwC. Annually, the Audit Committee receives and pre-approves a report describing the engagement terms and fees of audit services to be provided by PwC. All other audit, audit-related and non-audit-related services rendered by PwC also require pre-approval. Such pre-approval can be given as part of the Audit and Risk Committee's approval of the scope of the engagement of the independent registered certified public accounting firm or on an individual basis. The Audit & Risk Management Committee is authorized to delegate the pre-approval of audit and permitted non-audit services to one or more of its members and, pursuant to this authority, provided that any decisions to pre-approve any audit or non-audit services must be presented to the full Audit & Risk Management Committee at its next scheduled meeting. The Audit & Risk Management Committee pre-approved all of the non-audit services provided by PwC in 2018 and 2017.

        The Audit & Risk Management Committee has considered and determined that the services provided by PwC are compatible with maintaining PwC's independence.

Recommendation of Our Board and Audit & Risk Management Committee

        OUR BOARD AND OUR AUDIT & RISK MANAGEMENT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE SELECTION OF PwC AS OUR PRINCIPAL INDEPENDENT AUDITOR FOR THE YEAR 2019 AND RATIFICATION OF THE AUDIT & RISK MANAGEMENT COMMITTEE'S DETERMINATION OF PwC's REMUNERATION.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of Sirius Group common shares and Series B preference shares as of March 29, 2019, by:

  •
  each person who is the beneficial owner of more than 5% of the Company's common shares and Series B preference shares;

  •
  each person who is a named executive officer or director; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. As of March 29, 2019, there were 115,262,302 common shares and 11,901,670 Series B preference shares of Sirius Group outstanding. Unless otherwise indicated below, the address of each named person is c/o Sirius International Insurance Group, Ltd., 14 Wesley Street, Hamilton HM 11, Bermuda.

        Percentage of total voting power represents voting power with respect to all shares of Sirius Group common shares and Series B preference shares, voting as a single class. Each holder of common shares is entitled to one vote for each common share held on the record date. Each holder of Series B preference shares is entitled to the number of votes equal to the number of common shares into which the preference shares are then convertible as of the record date. As of the record date, each share of Series B preference shares is convertible into one common share.

	Common Shares		Series B Preference Shares
Name of Beneficial Owner(1)	Number of Shares	% of Class	Number of Shares	% of Class	% of Total Voting Power
CM Bermuda Ltd.(2)	110,480,720	96%	—	—	87%
Allan L. Waters	500,000	*	—	—	*
Kernan (Kip) V. Oberting	43,322	*	—	—	*
Monica Cramér Manhem	19,967	*	—	—	*
Gene Boxer	8,049	*	—	—	*
Jeffrey W. Davis	53,474	*	—	—	*
Laurence Liao	—	—	—	—	—
Robert L. Friedman(3)	36,030	—	—	—	*
Meyer (Sandy) Frucher(3)	8,030	*	—	—	*
Alain Karaoglan(3)	2,805	*	—	—	*
Rachelle Keller(3)	2,805	*	—	—	*
James (Jim) B. Rogers, Jr.(3)	3,805	*	—	—	*
Bain Capital Special Situations Asia, L.P.(4) 200 Clarendon Street Boston, MA 02116	832,127	*	1,451,423	12%	1%
CCOF Master, L.P.(5) 1001 Pennsylvania Avenue, N.W., Suite 220 South Washington, D.C. 20004	1,799,701	1.5%	3,483,416	29%	4%
Centerbridge Credit Partners Master, LP(6) 375 Park Avenue, 11th Floor New York, NY 10152	1,247,757	1%	2,673,870	22%	3%
Centerbridge Special Credit Partners III, LP(7) 375 Park Avenue, 11th Floor New York, NY 10152	377,773	*	809,546	7%	*
GPC Partners Investments (Canis) LP(8) 660 Steamboat Road Greenwich, CT 06830	1,625,530	1.3%	3,483,415	29%	4%
All directors and executive officers as a group (12 individuals)	685,416	*	—	—	*

*
Less than one percent.

(1)
Except as described in the footnotes below and subject to applicable community property laws and similar laws, Sirius Group believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the directors and executive officers in this table is 14 Wesley Street, Hamilton HM 11, Bermuda.

(2)
CM Bermuda is a direct wholly owned subsidiary of CMIG International. The Board of CMIG International, which is comprised of seven members exercises voting and dispositive control over the common shares held by CM Bermuda. The business address of CM Bermuda is Cannon's Court, 22 Victoria Street, Hamilton, HM12, Bermuda and the business address of CMIG International is 8 Marina Boulevard #13-01, Marina Bay Financial Centre, Tower 1, Singapore 018981.

(3)
Includes the following restricted shares granted to Messrs. Friedman, 8,030, Frucher, 8,030, Karaoglan, 2,805 and Rogers, 2,805 and Ms. Keller, 2,805 on November 5, 2018 and which will vest on May 23, 2019, the date of the annual meeting, except that with respect to Messrs. Friedman and Frucher, 5,225 restricted shares vest one year from the date of grant.

(4)
Includes 541,843 common shares issuable upon exercise of warrants.

(5)
Includes 1,625,531 common shares issuable upon exercise of warrants.

(6)
Includes 1,247,757 common shares issuable upon exercise of warrants.

(7)
Includes 377,773 common shares issuable upon exercise of warrants.

(8)
Includes 1,625,530 common shares issuable upon exercise of warrants.

ADDITIONAL INFORMATION

Proxy Solicitation Costs

        We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials we furnish to our shareholders. Copies of the Company's solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Upon request, we will reimburse such persons for their costs in forwarding such solicitation materials to such beneficial owners.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports and notices of internet availability of proxy materials with respect to two or more shareholders sharing the same address by delivering a single copy of the applicable document(s) addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        Brokers with account holders who are shareholders of the Company may be "householding" our proxy materials. A single proxy statement or notice may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in "householding."

        If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, annual report or notice you may (1) notify your broker or (2) direct your written request to: Secretary, Sirius International Insurance Group, Ltd., 14 Wesley Street, Hamilton HM 11, Bermuda. Shareholders who currently receive multiple copies of our proxy statement and/or notice at their address and would like to request "householding" of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement, annual report and/or notice to a shareholder at a shared address to which a single copy of the document(s) was delivered.

Shareholder Proposals and Nominations

        Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2020 annual general meeting of shareholders, shareholder proposals must be received at our principal executive offices, 14 Wesley Street, 5th Floor, Hamilton HM11 Bermuda, Attention: Secretary, no later than December 7, 2019, and must comply with additional requirements established by the SEC. Pursuant to our bye-laws, a shareholder proposal of business submitted outside of the process established in Rule 14a-8 and shareholder nominations of directors must be received by the Secretary of the Company at the address indicated above at least 90 days prior to the anniversary date of the immediately preceding annual general meeting, or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to shareholders, whichever date is earlier. For the 2020 annual general meeting of shareholders, such proposal of business or shareholder nomination must be received by February 23, 2020 and otherwise comply with the requirements set forth in our bye-laws.

Annual Report

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which includes the financial statements, but excludes Form 10-K exhibits, is being mailed concurrently with this proxy statement to all shareholders entitled to notice of and to vote at our annual meeting.

Offices of the Company

        The Company's headquarters is located at 14 Wesley Street, Hamilton HM11, Bermuda, its principal executive office is located at 80 South Main Street, 1st Floor, Hanover, New Hampshire 03755, and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Other Matters

        We know of no other matters that will be presented for consideration at our annual meeting. If any other matters properly come before our annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS,

Lisa M. Tanzi Secretary
Date: April 5, 2019

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. U.S. Eastern Time on May 22, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SIRIUS INTERNATIONAL INSURANCE GROUP, LTD. 14 WESLEY STREET, 5TH FLOOR HAMILTON HM 11, BERMUDA ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. U.S. Eastern Time on May 22, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E65377-P20991 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SIRIUS INTERNATIONAL INSURANCE GROUP, LTD. The Board of Directors recommends you vote FOR the following: 1. Election of Director Nominees For Against Abstain Nominees: 1 Year 2 Years 3 Years Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote "1 Year" on the following proposal: 1a. Kernan (Kip) V. Oberting ! ! ! ! 1b. Laurence Liao 3. Approval, on a non-binding advisory basis, of the frequency of future shareholder advisory votes on the compensation of the Company's named executive officers 1c. Robert L. Friedman For Against Abstain 1d. Meyer (Sandy) Frucher The Board of Directors recommends you vote FOR proposal 4: ! ! ! 1e. Alain M. Karaoglan 4. To approve (i) the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered certified public accounting firm for the year ending December 31, 2019 and (ii) the ratification of the determination of PwC's remuneration by the Audit & Risk Management Committee of the Board 1f. Rachelle C. Keller 1g. James (Jim) B. Rogers, Jr. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote FOR proposal 2: ! ! ! 2. Approval, on a non-binding advisory basis, of the compensation of the Company's named executive officers Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. E65378-P20991 SIRIUS INTERNATIONAL INSURANCE GROUP, LTD. Annual Meeting of Shareholders May 23, 2019 8:30 AM Bermuda Time This proxy is solicited on behalf of the Board of Directors The shareholder(s) hereby appoint(s) Kernan V. Oberting and Lisa M. Tanzi, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares and/or Series B preference shares of Sirius International Insurance Group, Ltd. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 a.m. Bermuda Time on May 23, 2019 at the Hamilton Princess, 76 Pitts Bay Road, Pembroke, Bermuda and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side